- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------



                         FIRST RESTATED CREDIT AGREEMENT

                                      among

                     CAMERON ASHLEY BUILDING PRODUCTS, INC.

                                       and

                   NATIONSBANK OF TEXAS, NATIONAL ASSOCIATION,
                                    as Agent,

                              ABN AMRO BANK, N.V.,
                                  as Co-Agent,

                   NATIONSBANK OF TEXAS, NATIONAL ASSOCIATION,
                                as Issuing Bank,

                                    and each
                                     LENDER

                                 April 18, 1996


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- -------------------------------------------------------------------------------

                                TABLE OF CONTENTS


ARTICLE I.  DEFINITIONS

     1.01.     DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.02.     ACCOUNTING AND OTHER TERMS . . . . . . . . . . . . . . . . .   23
     1.03.     COVENANT CALCULATIONS  . . . . . . . . . . . . . . . . . . .   23

ARTICLE II.  AMOUNTS AND TERMS OF ADVANCES

     2.01.     THE ADVANCES . . . . . . . . . . . . . . . . . . . . . . . .   23
     2.02.     MAKING ADVANCES  . . . . . . . . . . . . . . . . . . . . . .   23
     2.03.     EVIDENCE OF INDEBTEDNESS . . . . . . . . . . . . . . . . . .   25
     2.04.     PREPAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . .   25
     2.05.     REPAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . .   25
     2.06.     INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     2.07.     DEFAULT INTEREST . . . . . . . . . . . . . . . . . . . . . .   27
     2.08.     CONTINUATION AND CONVERSION ELECTIONS  . . . . . . . . . . .   27
     2.09.     FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     2.10.     REDUCTION OF COMMITMENT  . . . . . . . . . . . . . . . . . .   29
     2.11.     FUNDING LOSSES . . . . . . . . . . . . . . . . . . . . . . .   29
     2.12.     COMPUTATIONS AND MANNER OF PAYMENTS  . . . . . . . . . . . .   29
     2.13.     YIELD PROTECTION; CHANGED CIRCUMSTANCES  . . . . . . . . . .   30
     2.14.     USE OF PROCEEDS  . . . . . . . . . . . . . . . . . . . . . .   32
     2.15.     LETTERS OF CREDIT  . . . . . . . . . . . . . . . . . . . . .   33

ARTICLE III.  CONDITIONS PRECEDENT

     3.01.     CONDITIONS PRECEDENT TO EFFECTIVENESS  . . . . . . . . . . .   37
     3.02.     CONDITIONS PRECEDENT TO ALL ADVANCES AND LETTERS OF CREDIT .   40

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

     4.01.     ORGANIZATION AND QUALIFICATION . . . . . . . . . . . . . . .   41
     4.02.     DUE AUTHORIZATION; VALIDITY  . . . . . . . . . . . . . . . .   41
     4.03.     CONFLICTING AGREEMENTS AND OTHER MATTERS . . . . . . . . . .   42
     4.04.     FINANCIAL STATEMENTS; FISCAL YEAR  . . . . . . . . . . . . .   42
     4.05.     LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . .   42
     4.06.     COMPLIANCE WITH LAWS REGULATING THE INCURRENCE OF DEBT . . .   42
     4.07.     LICENSES, TITLE TO PROPERTIES, AND RELATED MATTERS . . . . .   43
     4.08.     OUTSTANDING DEBT; EXISTING LIENS . . . . . . . . . . . . . .   43
     4.09.     TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

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     4.10.     ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     4.11.     ENVIRONMENTAL LAWS . . . . . . . . . . . . . . . . . . . . .   44
     4.12.     INVESTMENTS; SUBSIDIARIES  . . . . . . . . . . . . . . . . .   44
     4.13.     CERTAIN FEES . . . . . . . . . . . . . . . . . . . . . . . .   44
     4.14.     CABP . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     4.15.     DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . .   45

ARTICLE V.  NEGATIVE COVENANTS

     5.01.     CURRENT RATIO  . . . . . . . . . . . . . . . . . . . . . . .   45
     5.02.     TANGIBLE NET WORTH . . . . . . . . . . . . . . . . . . . . .   45
     5.03.     FUNDED DEBT TO EBITDA RATIO  . . . . . . . . . . . . . . . .   45
     5.04.     FIXED CHARGES COVERAGE RATIO . . . . . . . . . . . . . . . .   45
     5.05.     RESTRICTED PAYMENT . . . . . . . . . . . . . . . . . . . . .   45
     5.06.     CAPITAL EXPENDITURES . . . . . . . . . . . . . . . . . . . .   46
     5.07.     DEBT . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     5.08.     DISPOSITIONS OF ASSETS . . . . . . . . . . . . . . . . . . .   46
     5.09.     MERGER; CONSOLIDATION; INVESTMENTS . . . . . . . . . . . . .   46
     5.10.     LIENS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
     5.11.     FISCAL YEAR AND ACCOUNTING METHOD  . . . . . . . . . . . . .   47
     5.12.     ISSUANCE OF CAPITAL STOCK; AMENDMENT OF CHARTER  . . . . . .   47
     5.13.     CHANGE OF OWNERSHIP  . . . . . . . . . . . . . . . . . . . .   48
     5.14.     SALE AND LEASEBACK . . . . . . . . . . . . . . . . . . . . .   48
     5.15.     BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . .   48
     5.16.     TRANSACTIONS WITH AFFILIATES . . . . . . . . . . . . . . . .   48
     5.17.     COMPLIANCE WITH ERISA  . . . . . . . . . . . . . . . . . . .   48
     5.18.     NOTE PURCHASE AGREEMENT  . . . . . . . . . . . . . . . . . .   48
     5.19.     SWAP EXPOSURE  . . . . . . . . . . . . . . . . . . . . . . .   49
     5.20.     SUBSIDIARIES AND OBLIGORS  . . . . . . . . . . . . . . . . .   49

ARTICLE VI.  AFFIRMATIVE COVENANTS

     6.01.     PRESERVATION OF EXISTENCE AND SIMILAR MATTERS  . . . . . . .   49
     6.02.     LICENSES AND MATERIAL AGREEMENTS . . . . . . . . . . . . . .   49
     6.03.     COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . .   49
     6.04.     MAINTENANCE OF PROPERTIES  . . . . . . . . . . . . . . . . .   49
     6.05.     PAYMENT OF TAXES AND OTHER INDEBTEDNESS  . . . . . . . . . .   50
     6.06.     ERISA COMPLIANCE . . . . . . . . . . . . . . . . . . . . . .   50
     6.07.     INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . .   50
     6.08.     INSPECTION RIGHTS  . . . . . . . . . . . . . . . . . . . . .   52
     6.09.     RECORDS AND BOOKS OF ACCOUNT; CHANGES IN GAAP  . . . . . . .   52
     6.10.     REPORTING REQUIREMENTS . . . . . . . . . . . . . . . . . . .   52
     6.11.     SOLVENCY . . . . . . . . . . . . . . . . . . . . . . . . . .   54

     6.12.     SUBSIDIARIES AND OBLIGOR . . . . . . . . . . . . . . . . . .   54
     6.13.     FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . .   55

ARTICLE VII.  EVENTS OF DEFAULT

     7.01.     EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . .   55
     7.02.     REMEDIES UPON DEFAULT  . . . . . . . . . . . . . . . . . . .   57
     7.03.     CUMULATIVE RIGHTS  . . . . . . . . . . . . . . . . . . . . .   57
     7.04.     WAIVERS  . . . . . . . . . . . . . . . . . . . . . . . . . .   58
     7.05.     PERFORMANCE BY AGENT OR ANY LENDER . . . . . . . . . . . . .   58
     7.06.     EXPENDITURES . . . . . . . . . . . . . . . . . . . . . . . .   58
     7.07.     CONTROL  . . . . . . . . . . . . . . . . . . . . . . . . . .   58

ARTICLE VIII.  THE AGENT

     8.01.     AUTHORIZATION AND ACTION . . . . . . . . . . . . . . . . . .   58
     8.02.     AGENT'S RELIANCE, ETC  . . . . . . . . . . . . . . . . . . .   59
     8.03.     NATIONSBANK OF TEXAS, NATIONAL ASSOCIATION AND AFFILIATES  .   59
     8.04.     LENDER CREDIT DECISION . . . . . . . . . . . . . . . . . . .   59
     8.05.     INDEMNIFICATION BY LENDERS . . . . . . . . . . . . . . . . .   60
     8.06.     SUCCESSOR AGENT  . . . . . . . . . . . . . . . . . . . . . .   60

ARTICLE IX.  MISCELLANEOUS

     9.01.     AMENDMENTS AND WAIVERS . . . . . . . . . . . . . . . . . . .   61
     9.02.     NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . .   61
     9.03.     PARTIES IN INTEREST  . . . . . . . . . . . . . . . . . . . .   63
     9.04.     ASSIGNMENTS AND PARTICIPATIONS . . . . . . . . . . . . . . .   63
     9.05.     SHARING OF PAYMENTS  . . . . . . . . . . . . . . . . . . . .   64
     9.06.     RIGHT OF SET-OFF . . . . . . . . . . . . . . . . . . . . . .   64
     9.07.     COSTS, EXPENSES, AND TAXES . . . . . . . . . . . . . . . . .   64
     9.08.     INDEMNIFICATION BY BORROWER  . . . . . . . . . . . . . . . .   65
     9.09.     RATE PROVISION . . . . . . . . . . . . . . . . . . . . . . .   66
     9.10.     SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . .   66
     9.11.     EXCEPTIONS TO COVENANTS  . . . . . . . . . . . . . . . . . .   66
     9.12.     COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . .   66
     9.13.     GOVERNING LAW; WAIVER OF JURY TRIAL  . . . . . . . . . . . .   67
     9.14.     RESTATEMENT  . . . . . . . . . . . . . . . . . . . . . . . .   67
     9.15.     ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . .   67

SCHEDULES AND EXHIBITS:

     Schedule 3.01(f)    -    Guarantors
     Schedule 4.01-a     -    Jurisdictions  of   Qualification,  Ownership  and
                              Capital Structure - Borrower
     Schedule 4.01-b     -    Jurisdictions  of   Qualification,  Ownership  and
                              Capital Structure - Subsidiaries
     Schedule 4.05       -    Existing Litigation
     Schedule 4.08-a     -    Existing Debt and Liabilities
     Schedule 4.08-b     -    Existing Liens
     Schedule 4.09       -    Taxes
     Schedule 4.12       -    Existing Investments
     Schedule 9.02       -    Lender Addresses

     Exhibit A           -    Note
     Exhibit B           -    Guaranty
     Exhibit C           -    Compliance Certificate
     Exhibit D           -    Borrowing Notice
     Exhibit E           -    Conversion or Continuation Notice
     Exhibit F           -    Borrowing Base Certificate
     Exhibit G           -    Opinions of Borrower's and Obligors' Counsel
     Exhibit H           -    Instruction Letter
     Exhibit I           -    Solvency Certificates
     Exhibit J           -    Assignment and Acceptance Agreement

                         FIRST RESTATED CREDIT AGREEMENT


   THIS FIRST RESTATED CREDIT AGREEMENT is dated as of April 18, 1996, among Cameron Ashley Building Products, Inc., a Georgia corporation ("BORROWER"), the Lenders from time to time party hereto or to an Assignment and Acceptance, NationsBank of Texas, National Association, as Issuing Bank and Agent, and ABN AMRO Bank, N.V., as Co-Agent.

                                   BACKGROUND.

   Borrower, NationsBank of Texas, National Association, as administrative lender, and each lender a party thereto have entered into the Credit Agreement dated as of June 30, 1994 (such agreement, together with all amendments, the "EXISTING AGREEMENT"). Borrower has requested that the Existing Agreement be restated to provide a line of credit in the maximum aggregate amount of $75,000,000 and a letter of credit subfacility (being a portion of the line of credit) in the maximum aggregate amount of $5,000,000 from Lenders and Issuing Bank, and Lenders and Issuing Bank have agreed to restate the Existing Agreement and make such loans and issue letters of credit, respectively, pursuant to the terms and conditions of this Agreement.

                                    AGREEMENT.

   NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

   1.01. DEFINITIONS. As used in this Agreement, the following terms have the respective meanings indicated below (such meanings to be applicable equally to both the singular and plural forms of such terms):

   "ACCEPTABLE BANK" means any bank or trust company (a) which is organized under the laws of the United States of America or any State thereof, (b) which has capital, surplus and undivided profits aggregating at least $100,000,000, and (c) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of "AA" or better by S&P or "Aa" or better by Moody's.

   "ACCEPTABLE BROKER-DEALER" means any Person other than a natural person (a) which is registered as a broker or dealer pursuant to the Securities Exchange Act of 1934, as amended, and (b) whose long-term unsecured debt obligations shall have been given a rating of "AA" or better by S&P or "Aa" or better by Moody's.

   "ACCOUNTS" means, with respect to any Person, all present and future rights, howsoever evidenced, of such Person to payment for goods sold or leased or for services rendered, and whether or not they have been earned by performance, including, without limitation, all "accounts" as such term is defined in the UCC.

   "ADDITIONAL LETTER OF CREDIT COSTS" has the meaning specified in
SECTION 2.15(d).

   "ADVANCE" means an advance made by a Lender to Borrower pursuant to
SECTION 2.01.

   "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled By or is Under Common Control with another Person.

   "AGENT" means NationsBank of Texas, National Association, in its capacity as Agent hereunder, or any successor Agent appointed pursuant to SECTION 8.06.

   "AGREEMENT" means this First Restated Credit Agreement, together with all amendments and restatements in accordance with its terms.

   "APPLICABLE LAW" means (a) in respect of any Person, all provisions of Laws of Tribunals applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party and (b) in respect of contracts made or performed in the State of Texas, "Applicable Law" also means the laws of the United States of America, including, without limiting the foregoing, 12 USC Sections 85 and 86, as amended to the date hereof and as the same may be amended at any time and from time to time hereafter, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of Texas, including, without limitations, Articles 5069-1.04 and 5069-1.07(a), Title 79, Revised Civil Statutes of Texas, 1925, as amended ("ART. 1.04"), and any other statute of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit; PROVIDED HOWEVER, that pursuant to Article 5069-15.10(b), Title 79, Revised Civil Statutes of Texas, 1925, as amended, Borrower agrees that the provisions of Chapter 15, Title 79, Revised Civil Statutes of Texas, 1925, as amended, shall not apply to the Advances hereunder.

   "APPLICABLE MARGIN" means (a) with respect to LIBOR Advances, 0.625% per annum and (b) with respect to the Commitment Fee, 0.20% per annum. Notwithstanding the foregoing, after completion of the first full fiscal quarter after the Effective Date and at the end of each successive fiscal quarter, effective on the first Business Day following receipt by Agent from Borrower of a Compliance Certificate delivered to Agent for such fiscal quarter demonstrating a change in the Funded Debt to EBITDA Ratio to an amount so that another Applicable Margin should be applied pursuant to the table set forth below, the Applicable Margin for each LIBOR Advance made on such day or thereafter shall thereafter mean the respective percentage calculated on a per annum basis set forth in Column A below opposite such relevant Funded Debt to EBITDA Ratio, and the Applicable Margin for the Commitment Fee shall mean the percentage calculated on a per annum basis in Column B below opposite such relevant Funded Debt to EBITDA Ratio, until such time as the Applicable Margin shall be redetermined as provided above; PROVIDED that the Applicable Margin shall never be a negative number.

                                  COLUMN A        COLUMN B
FUNDED DEBT TO EBITDA RATIO     LIBOR RATE     COMMITMENT FEE
- ---------------------------     ----------     --------------

Greater than or equal to          1.000%            0.30%
3.00 to 1

Greater than or equal to          0.750%            0.25%
2.00 to 1 but less than 3.00
to 1

Greater than or equal to          0.625%            0.20%
1.00 to 1 but less than 2.00
to 1

Less than 1.00 to 1               0.500%            0.20%


   "ART. 1.04" has the meaning specified in the definition of "Applicable
Law".

   "ASHLEY" means Ashley Aluminum, Inc., a Georgia corporation.

   "ASHLEY MANAGEMENT AGREEMENT" means the Agreement for Consulting Services dated as of October 18, 1991 (as amended through the Effective Date) between Ashley and CGW.

   "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by Agent, in the form of EXHIBIT J.

   "ATTRIBUTABLE DEBT" means, as to any particular lease relating to a Sale-and-Leaseback, the present value of all Lease Rentals required to be paid by Borrower or any Subsidiary of Borrower under such lease during the remaining term thereof, including any period for which such lease has been extended (such present value to be determined in accordance with generally accepted financial practice, compounded semiannually using a discount factor equal to the implicit rate of such lease, if known, of, if not, the current LIBOR Rate).

   "AUDITOR" means Deloitte & Touche, or other independent certified public accountants selected by Borrower and acceptable to Agent.

   "BASE ADVANCE" means an Advance bearing interest at the Base Rate.

   "BASE RATE" means a fluctuating rate per annum as shall be in effect from time to time announced or published by NationsBank of Texas, National Association as its prime rate, and which may not necessarily be the lowest interest rate charged by NationsBank of Texas, National Association.

   "BORROWING" means a borrowing of the same Type made on the same day.

   "BORROWING BASE" means, as of any given date, an amount equal to the sum of
(a) 85% of the aggregate amount of Eligible Accounts of each of Borrower, Ashley and Cameron, plus (b) 50% of the value of Eligible Inventory of each of Borrower, Ashley and Cameron; PROVIDED, in determining the "Borrowing Base", at no time shall the amount specified in CLAUSE (b) exceed the amount specified in CLAUSE (a).

   "BORROWING BASE CERTIFICATE" means a written report in the form of EXHIBIT F, delivered by Borrower to Agent and each Lender and certified as true and correct by an authorized officer of Borrower, Ashley and Cameron.

   "BORROWING NOTICE" has the meaning set forth in SECTION 2.02(a).

   "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in Dallas, Texas or, if with respect to any notice, payment or calculation related to a LIBOR Advance, London, England.

   "CABP" means CABP, Inc., an Arizona corporation.

   "CGW" means CGW Southeast Management Company, a Georgia corporation.

   "CAMERON" means Wm. Cameron & Co., a Georgia corporation.

   "CAMERON MANAGEMENT AGREEMENT" means the Agreement for Consulting Services dated as of December 20, 1991 (as amended through the Effective Date), between Cameron and CGW.

   "CAPITAL EXPENDITURES" means capital expenditures, as defined in accordance with GAAP.

   "CAPITAL LEASES" means capital leases and subleases, as defined in accordance with GAAP.

   "CO-AGENT" means ABN AMRO Bank, N.V.

   "COMMITMENT" means $75,000,000, as reduced from time to time pursuant to
SECTION 2.10 or 7.02.

   "COMMITMENT FEE" means the fee described in SECTION 2.09(a).

   "COMPLIANCE CERTIFICATE" means a certificate of an officer of Borrower acceptable to Agent, in the form of EXHIBIT C, (a) certifying that such individual has no knowledge that a Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action being taken or proposed to be taken with respect thereto, (b) setting forth detailed calculations with respect to the covenants described in SECTIONS 5.01 through
5.07 and 5.19 and (c) setting forth detailed calculations of the Applicable Margin.

   "CONSEQUENTIAL LOSS," with respect to (a) Borrower's payment of all or any portion of the then-outstanding principal amount of a LIBOR Advance on a day other than the last day of the related Interest Period, including, without limitation, payments made as a result of the acceleration of the maturity of a Note, (b) subject to Agent's prior consent, a LIBOR Advance made on a date other than the date on which the Advance is to be made according to SECTION 2.02(a) or 2.08, or (c) any of the circumstances specified in SECTION 2.04 on which a Consequential Loss may be incurred, means any loss, cost or expense incurred by any Lender as a result of the timing of the payment or Advance or in liquidating, redepositing, redeploying or reinvesting the principal amount so paid or affected by the timing of the Advance or the circumstances described in
SECTION 2.04, which amount shall be the sum of (i) the interest that, but for the payment or timing of Advance, such Lender would have earned in respect of that principal amount, reduced, if such Lender is able to redeposit, redeploy, or reinvest the principal amount, by the interest earned by such Lender as a result of redepositing, redeploying or reinvesting the principal amount plus
(ii) any expense or penalty incurred by such Lender by reason of liquidating,
redepositing,  redeploying or  reinvesting the  principal amount.   Each
determination by each Lender of any Consequential Loss is, in the absence of manifest error, conclusive and binding.

   "CONSOLIDATED ASSETS" means, as of any date of determination, the total amount of all assets of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

   "CONTINGENT LIABILITY" means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or obligation of any other Person in any manner, whether directly or indirectly, including without limitation any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,
(b) to purchase Property or services for the purpose of assuring the owner of such Debt of its payment, or (c) to maintain the solvency, working capital, equity, cash flow, fixed charge or other coverage ratio, or any other financial condition of the primary obligor so as to enable the primary obligor to pay any Debt or to comply with any agreement relating to any Debt or obligation.

   "CONTINUE," "CONTINUATION" and "CONTINUED" each refer to the continuation pursuant to SECTION 2.08 of a LIBOR Advance from one Interest Period to the next Interest Period.

   "CONTROL" or "CONTROLLED BY" or "UNDER COMMON CONTROL" mean possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); PROVIDED that, in any event (a) any Person which beneficially owns
(i) 10% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation shall be conclusively presumed to control such corporation and (ii) 10% or more of the interest in capital or profits of a partnership shall be conclusively presumed to control such partnership, and (b) no Person shall be deemed to be an Affiliate of a corporation solely by reason of his being an officer or director of such corporation.

   "CONTROLLED GROUP" means, as to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) which are under common control with such Person and which, together with such Person, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

   "CONVERSION OR CONTINUANCE NOTICE" has the meaning set forth in SECTION 2.08(b).

   "CONVERTIBLE SUBORDINATED DEBT" means all unsecured Debt of Borrower which shall (a) contain or have applicable thereto terms and provisions in form and substance satisfactory to Determining Lenders, including, without limitation,
(i) subordination thereof to other Debt of Borrower, including, without limitation, the Obligations, and (ii) covenants, events of default and other provisions, (b) have no principal payment prior to April 18, 2001, and (c) contain a right for the holder thereof to convert such Debt to an equity interest in Borrower under certain circumstances.

   "CURRENT ASSETS" means the current assets of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

   "CURRENT LIABILITIES" means the sum of (a) current liabilities of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, plus (b) to the extent not included in CLAUSE (a), the unpaid principal amount of all outstanding Advances, all accrued unpaid interest on Advances and all Reimbursement Obligations.

   "DEBT" means all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified on the balance sheet as liabilities, and in any event including Capital Leases, Contingent Liabilities that are required to be disclosed and quantified in notes to consolidated financial statements in accordance with GAAP, and liabilities secured by any Lien on any Property, regardless of whether such secured liability is with or without recourse.

   "DEBTOR RELIEF LAWS" means applicable bankruptcy, reorganization, moratorium, or similar Laws, or principles of equity affecting the enforcement of creditors' rights generally.

   "DEFAULT" means any event specified in SECTION 7.01, whether or not any requirement in connection with such event for the giving of notice, lapse of time, or happening of any further condition has been satisfied.

   "DETERMINING LENDERS" means any combination of Lenders having at least
66.67% of the aggregate amount of outstanding Advances hereunder, PROVIDED, HOWEVER, that if no Advances are outstanding, such term means any combination of Lenders having Specified Percentages equal to at least 66.67%.

   "DISPOSITION VALUE" means, at any time, with respect to any Property, the book value thereof, valued at the time of such disposition in good faith by the owner of such Property.

   "DISTRIBUTION" means, as to any Person, (a) any declaration or payment of any distribution or dividend (other than a stock dividend) on, or the making of any pro rata distribution, loan, advance, or investment to or in any holder (in its capacity as a partner, shareholder or other equity holder) of, any partnership interest or shares of capital stock or other equity interest of such Person, or (b) any purchase, redemption, or other acquisition or retirement for value of any shares of partnership interest or capital stock or other equity interest of such Person.

   "EBITDA" means, as of any date of determination, (a) the sum of Borrower's and its Subsidiaries' (i) pre-tax income or deficit, as the case may be (excluding extraordinary items and income from the sale of assets other than in the ordinary course of business), plus (ii) cash interest expense paid; amortization of Debt discounts; any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; fees and expenses with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements, plus (iii) depreciation and amortization expense, plus (iv) cash interest paid with respect to Capital Leases, plus (v) other non-cash charges of Borrower and its Subsidiaries for such period deducted from consolidated revenues in determining net income for such period; and minus
(b) non-cash items of Borrower and its Subsidiaries for such period increasing consolidated revenues in determining net income for such period, all calculated on a consolidated basis in accordance with GAAP.

   "EBITDAR" means, as of any date of determination, (a) the sum of Borrower's and its Subsidiaries' (i) pre-tax income or deficit, as the case may be (excluding extraordinary items and income from the sale of assets other than in the ordinary course of business), plus (ii) cash interest expense paid; amortization of Debt discounts; any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; fees and expenses with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements, plus (iii) depreciation and amortization expense, plus (iv) lease payments paid pursuant to Operating Leases, plus (v) cash interest paid with respect to Capital Leases, plus (vi) other non-cash charges of Borrower and its Subsidiaries for such period deducted from consolidated revenues in determining net income for such period; and minus (b) non-cash items of Borrower and its Subsidiaries for such period increasing consolidated revenues in determining net income for such period, all calculated on a consolidated basis in accordance with GAAP.

   "EFFECTIVE DATE" means April 18, 1996.

   "EIGHTY PERCENT-OWNED SUBSIDIARY" means, at any time, any Subsidiary at least 80% of all the equity interest (except directors' qualifying shares) and voting interests of which are owned by any one or more of Borrower and its Wholly-Owned Subsidiaries at such time.

   "ELIGIBLE ACCOUNTS" means at the time of any determination thereof each Account as to which the following requirements have been fulfilled to the satisfaction of Agent:

     (a) Borrower, Ashley or Cameron, as appropriate, has lawful and absolute title to such Account;

     (b) Such Account is a valid, legally enforceable obligation of the Person who is obligated under such Account (the "ACCOUNT DEBTOR") for goods or services delivered or rendered to such Person, subject to Debtor Relief Laws which may be applicable to the account debtor, provided that the account debtor is not subject to any proceeding involving Debtor Relief Laws other than as a creditor;

     (c) There has been excluded from such Account any portion that is subject to any dispute, offset, counterclaim, rebate or other claim or defense on the part of the account debtor or to any claim on the part of the account debtor denying liability under such Account known to Borrower, Ashley or Cameron, as appropriate;

     (d) Such Account is evidenced by an invoice rendered to the account debtor and such Account is not evidenced by any chattel paper, promissory note or other instrument;

     (e) Such Account is not subject to any security interest or other
   Lien, except landlord and similar Liens and Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or similar legislation; PROVIDED such Liens only relate to amounts not yet due and payable;

     (f) Fewer than ninety days have elapsed since the date specified in any invoice with respect to such Account as the due date for any amount stated on such invoice; and

     (g) No account debtor in respect of such Account is (i) primarily conducting business in any jurisdiction located outside the United States of America unless otherwise acceptable to Agent, (ii) any Tribunal, domestic or foreign unless otherwise acceptable to Agent (as evidenced by Agent's specific written acceptance), or (iii) the subject of a proceeding under any Debtor Relief Laws, PROVIDED, HOWEVER, notwithstanding this CLAUSE (iii), PROVIDED that all the other requirements of Eligible Accounts are fulfilled to the satisfaction of Agent, accounts of other Persons acceptable to Agent (which acceptance shall be evidenced solely by Agent's specific written consent) which are the subject of a proceeding under Debtor Relief Laws shall be Eligible Accounts; PROVIDED, that, no accounts payable by an account debtor shall constitute Eligible Accounts if 10% or more of the aggregate dollar amount of all Accounts owed to Borrower, Ashley or Cameron, as appropriate, by such account debtor have been due and payable for 120 days or more from the date specified in any invoice with respect to such Account as the due date for any amount stated in such invoice; PROVIDED, FURTHER, if the accounts payable by an account debtor and all Affiliates of such account debtor shall constitute 15% or more of the aggregate dollar amount of all Accounts owed to Borrower, Ashley or Cameron, as appropriate, the dollar amount of such accounts payable of such account debtor and its Affiliates in excess of 15% of the aggregate amount of all Accounts owed to Borrower, Ashley or Cameron, as appropriate, shall be excluded in each determination of Eligible Accounts.

   "ELIGIBLE ASSIGNEE" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $500,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof, having total assets in excess of $500,000,000, and not in receivership or conservatorship; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $500,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is described in this clause; and (d) the central bank of any country which is a member of the Organization for Economic Cooperation and Development.

   "ELIGIBLE INVENTORY" means at any date the lesser of the actual cost or the current fair market value of Inventory (excluding goods in transit and work in progress) of Borrower, Ashley or Cameron, as appropriate, determined in accordance with GAAP, provided that such Inventory shall constitute Eligible Inventory only if on the date as of which the determination is being made (a) it shall have been either (i) paid for or (ii) purchased on open account from a vendor who does not have a purchase money security interest or other Lien on either the acquired Inventory or any other Property of Borrower, Cameron or Ashley, as appropriate, to secure the purchase price, (b) it shall not be damaged or obsolete, (c) it shall not have exceeded its normal shelf life, (d) it shall not be subject to any Lien or security interest, except landlord and similar Liens and Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or similar legislation; PROVIDED such Liens only relate to amounts not yet due and payable,
(e) Borrower, Ashley or Cameron, as appropriate, shall have lawful and absolute title to it, (f) it is located in the United States of America, and (g) Borrower, Cameron and Ashley, as appropriate, is neither consignor nor consignee with respect to such Inventory.

   "ENVIRONMENTAL CLAIM" means any written notice by any Tribunal alleging potential liability for damage to the environment, or by any Person alleging potential liability for personal injury (including sickness, disease or death), resulting from or based upon (a) the presence or release (including sudden or non-sudden, accidental or non-accidental, leaks or spills) of any Hazardous Material at, in or from property, whether or not owned by Borrower or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

   "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 ET SEQ.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C Section 6901 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.) ("OSHA"), as such laws have been or hereafter may be amended or supplemented, and any and all analogous future federal, or present or future state or local, Laws.

   "EQUITY PROCEEDS" means the gross amount payable to Borrower with respect to each issuance of any equity interest of Borrower on or after the Effective Date, net only of actual costs and expenses payable by Borrower to Persons not Affiliates of Borrower who provided underwriting, accounting, legal, or similar services with respect to such issuance.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations issued thereunder, as from time to time in effect.

   "ERISA AFFILIATE" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of Borrower or any Obligor, or is under common control with Borrower or any Obligor, within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended, and the regulations and rulings issued thereunder.

   "ERISA EVENT" means (a) a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC, (b) the issuance by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (c) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA, (d) the withdrawal by Borrower, any Subsidiary of Borrower, or an ERISA Affiliate from a Multiple Employer Plan during a Plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (e) the failure by Borrower, any Subsidiary of Borrower, or any ERISA Affiliate to make a payment to a Plan required under Section 302 of ERISA, (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (g) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

   "EVENT OF DEFAULT" means any of the events specified in SECTION 7.01 of this Agreement, provided there has been satisfied any requirement in connection therewith for the giving of notice, lapse of time, or happening of any further condition.

   "EXISTING AGREEMENT" has the meaning specified in the BACKGROUND section.

   "FACILITY" means each piece of improved real property (whether owned or leased) at which an Obligor conducts business operations.

   "FAIR MARKET VALUE" means, at any time and with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

   "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Dallas, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such date on such transactions received by Agent from three federal funds brokers of recognized standing selected by it.

   "FIXED CHARGES COVERAGE RATIO" means, for Borrower calculated for the 365-day period ended on the date of calculation, the ratio of (a) EBITDAR, to
(b) lease payments paid pursuant to Operating Leases, plus all cash interest paid with respect to Funded Debt and Capital Leases, plus all scheduled principal payments with respect to Funded Debt.

   "FUNDED DEBT" means, as to any Person, at any date, without duplication,
(a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business.

   "FUNDED DEBT TO EBITDA RATIO" means, for any date of determination, the ratio of (a) the amount of Funded Debt of Borrower and its Subsidiaries as at the date of determination, to (b) EBITDA for the 365-day period ended on the date of determination.

   "GAAP" means generally accepted accounting principles applied on a consistent basis. Application on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, except for new developments or statements promulgated by the Financial Accounting Standards Board.

   "GUARANTORS" means each Person listed on SCHEDULE 3.01(F).

   "GUARANTY" means a Guaranty executed by each Guarantor in substantially the form of EXHIBIT B.

   "HAZARDOUS MATERIALS" means all materials subject to any Environmental Law, including without limitation materials listed in 49 C.F.R. Section 172.101, Hazardous Substances, explosive or radioactive materials, hazardous or toxic wastes or substances, petroleum or petroleum distillates, asbestos, or material containing asbestos.

   "HAZARDOUS SUBSTANCES" means hazardous waste as defined in the Clean Water Act, 33 U.S.C. Section 1251 ET SEQ., the Comprehensive Environmental Response Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 ET SEQ., the Resource Conservation Recovery Act, 42 U.S.C. Section 6901 ET SEQ., and the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.

   "HIGHEST LAWFUL RATE" means at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to Borrower. For purposes of determining the Highest Lawful Rate under Applicable Law, the applicable rate ceiling shall be (a) the indicated rate ceiling described in and computed in accordance with the provisions of Section (a)(l) of Art. l.04; or (b) provided notice is given as required in Section (h)(l) of Art. 1.04, either the annualized ceiling or quarterly ceiling computed pursuant to Section (d) of Art. 1.04; PROVIDED, HOWEVER, that at any time the indicated rate ceiling, the annualized ceiling or the quarterly ceiling, as applicable, shall be less than 18% per annum or more than 24% per annum, the provisions of Sections (b)(1) and (2) of said Art. l.04 shall control for purposes of such determination, as applicable.

   "INSUFFICIENCY" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities within the meaning of Section 4001(a)(18) of ERISA.

   "INTEREST HEDGE AGREEMENTS" means any interest rate swap agreements, interest cap agreements, interest rate collar agreements, or any similar agreements or arrangements designed to hedge the risk of variable interest rate volatility, or foreign currency hedge, exchange or similar agreements, on terms and conditions reasonably acceptable to Agent (evidenced by Agent's consent in writing), as such agreements or arrangements may be modified, supplemented, and in effect from time to time.

   "INTEREST PERIOD" means the period beginning on the date the Advance is made or continued as a LIBOR Advance and ending one, two, three, or six months thereafter (as Borrower shall select); PROVIDED, HOWEVER, that whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

   "INVENTORY" means, with respect to any Person, any and all goods, wheresoever located, including, without limitation, goods in transit, whether now owned or hereafter acquired by such Person, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in such Person's business, including, without limitation, all such property the sale or other disposition of which has given rise to Accounts of such Person and which has been returned to or repossessed or stopped in transit by such Persons and all "inventory" as such term is defined in the UCC.

   "INVESTMENT" means any acquisition of all or substantially all assets of any Person, or any direct or indirect purchase or other acquisition of, or a beneficial interest in, capital stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts, and similar expenditures in the ordinary course of business), or capital contribution to or investment in any other Person, including without limitation the incurrence or sufferance of Debt or accounts receivable of any other Person that are not current assets or do not arise from sales to that other Person in the ordinary course of business.

   "ISSUING BANK" means NationsBank of Texas, N.A., in its capacity as issuer of a Letter of Credit pursuant to SECTION 2.15.

   "LAW" means any constitution, statute, law, ordinance, regulation, rule, order, writ, injunction, or decree of any Tribunal.

   "L/C CASH COLLATERAL ACCOUNT" has the meaning specified in SECTION 2.15(f).

   "L/C RELATED DOCUMENTS" has the meaning specified in SECTION 2.15(e).

   "LEASE RENTALS" means, with respect to any period, the sum of the minimum amount of rental and other obligations required to be paid during such period by Borrower or any Subsidiary of Borrower as lessee under all leases of real or personal property (other than Capital Leases), EXCLUDING any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) (a) which are on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.

   "LENDER AFFILIATE" means the holding company of any Lender, or any wholly-owned direct or indirect subsidiary of such holding company or of such Lender.

   "LENDERS" means the lenders listed on the signature pages of this Agreement, and each Eligible Assignee which hereafter becomes a party to this Agreement pursuant to SECTION 9.04.

   "LENDING OFFICE" means, with respect to each Lender, its branch or affiliate, (a) initially, the office of each Lender, branch or affiliate identified as such on SCHEDULE 9.02, and (b) subsequently, such other office of each Lender, branch or affiliate as each Lender may designate to Borrower and Agent as the office from which the Advances of each Lender will be made and maintained and for the account of which all payments of principal and interest on the Advances and the Commitment Fee will thereafter be made. Lenders may have more than one Lending Office for the purpose of making Base Advances and LIBOR Advances.

   "LETTER OF CREDIT" has the meaning specified in SECTION 2.15(a).

   "LETTER OF CREDIT AGREEMENT" has the meaning specified in SECTION 2.15(b).

   "LETTER OF CREDIT FACILITY" has the meaning specified in SECTION 2.15(a).

   "LIBOR ADVANCE" means an Advance bearing interest at the LIBOR Rate.

   "LIBOR LENDING OFFICE" means, with respect to each Lender, the office designated as its "LIBOR Lending Office" below its name on SCHEDULE 9.02, or such other office of Lender or any of its affiliates hereafter designated by notice to Borrower and Agent.

   "LIBOR RATE" means a simple per annum interest rate equal to the lesser of
(a) the Highest Lawful Rate, and (b) the sum of the LIBOR Rate Basis plus the Applicable Margin. The LIBOR Rate shall, with respect to LIBOR Advances subject to reserve or deposit requirements, be subject to premiums assessed therefor by each Lender, which are payable directly to each Lender. Once determined, the LIBOR Rate shall remain unchanged during the applicable Interest Period.

   "LIBOR RATE BASIS" means, for any Interest Period, the interest rate per annum (rounded upward to the nearest 1/16th of one percent) determined by Agent at approximately 9:00 a.m., on the date which is two Business Days before the first day of such Interest Period to be the offered quotations that appear on the Reuter's Screen LIBO page for dollar deposits in the London interbank market for a length of time approximately equal to the Interest Period for the LIBOR Advance sought by Borrower. If at least two such offered quotations appear on the Reuter's Screen LIBO page, the LIBOR Rate shall be the arithmetic mean (rounded upward to the nearest 1/16th of one percent) of such offered quotations, as determined by Agent. If the Reuter's Screen LIBO page is not available or has been discontinued, the LIBOR Rate Basis shall be the rate per annum that Agent determines to be the arithmetic mean (rounded as aforesaid) of the per annum rates of interest at which deposits in dollars in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the LIBOR Advance sought by Borrower are offered to Agent in immediately available funds in the London interbank market at 11:00 a.m., London time, on the date which is two Business Days prior to the first day of an Interest Period.

   "LICENSE" means, as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by, or any filing or registration with, any Tribunal or third person necessary or appropriate for such Person to own, maintain, or operate its business or Property, including, but not limited to, the sale of Inventory.

   "LIEN" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind, including without limitation any agreement to give or not to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction (except for the filing of a financing statement or notice in connection with an (a) Operating Lease or (b) the true consignment of goods to Borrower or any Subsidiary of Borrower as consignee).

   "LITIGATION" means any proceeding, claim, lawsuit, arbitration, and/or investigation conducted or threatened by or before any Tribunal or arbitrator, including without limitation proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any contract, agreement, or other instrument.

   "LOAN PAPERS" means this Agreement; the Notes; all Interest Rate Hedge Agreements; each Guaranty and all other guaranties executed by any Person guaranteeing payment of any portion of the obligations of any Person under this Agreement, the Notes or any related agreement; all L/C Related Documents; all letters of credit issued by any Lender for the account of any Obligor, and the application and all documentation related to any such letter of credit; each Assignment and Acceptance; all promissory notes evidencing any portion of the obligations under this Agreement; assignments, security agreements, pledge agreements, mortgages, deeds of trust, financing statements, collateral assignments, and other documents and instruments granting an interest in any collateral, or related to the perfection and/or the transfer thereof; and all other documents, instruments, agreements or certificates executed or delivered by Borrower or any other Person, as security for any Obligor's obligations hereunder, in connection with the loans and other extensions of credit to or for the benefit of Borrower or otherwise; as each such document shall, with the consent of Agent, Issuing Bank (if required by the terms hereof) and Lenders pursuant to the terms hereof, be amended, extended, or restated.

   "MATERIAL ADVERSE CHANGE" means any circumstance or event that is or would reasonably be expected to (a) be material and adverse to the financial condition, business operations, prospects, or Properties of any Obligor or (b) materially affect the validity or enforceability of any Loan Paper.

   "MATURITY DATE" means January 15, 2001, or the earlier date of termination in whole of the Commitment pursuant to SECTION 2.10 or 7.02.

   "MAXIMUM AMOUNT" means the maximum amount of interest which, under Applicable Law, a Lender is permitted to charge on the Obligations.

   "MONEY MARKET INSTRUMENTS" means United States Governmental Securities described in CLAUSE (e) of the definition of "RESTRICTED INVESTMENTS" and commercial paper described in CLAUSE (g) of the definition of "RESTRICTED INVESTMENTS".

   "MOODY'S" means Moody's Investors Service, Inc.

   "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower, any Subsidiary, or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

   "MULTIPLE EMPLOYER PLAN" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Borrower, any Subsidiary of Borrower, or any ERISA Affiliate and at least one Person other than Borrower, any Subsidiary of Borrower, and any ERISA Affiliate, or (b) was so maintained and in respect of which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

   "NET INCOME" means with reference to any period, for Borrower, determined in accordance with GAAP, net profit or loss for such period.

   "NOTE" means each and "NOTES" means all Notes of Borrower evidencing the Advances and obligations owing hereunder to each Lender, in substantially the form of EXHIBIT A, payable to the order of each Lender, together with each renewal, amendment, and restatement thereof.

   "NOTE PURCHASE AGREEMENT" means each Note Purchase Agreement dated as of April 1, 1996 between Borrower and each Senior Holder.

   "NOTICE OF ISSUANCE" has the meaning specified in SECTION 2.15(b).

   "OBLIGATIONS" means all present and future obligations, indebtedness and liabilities, and all renewals and extensions of all or any part thereof, of Borrower and other Person (other than Lenders, Issuing Bank and Agent) to Lenders, Issuing Bank and Agent arising from, by virtue of, or pursuant to this Agreement, any of the other Loan Papers and any and all renewals and extensions thereof or any part thereof, or future amendments thereto, all interest accruing on all or any part thereof and reasonable attorneys' fees incurred by Lenders, Issuing Bank and Agent for the administration, execution of waivers, amendments and consents, and in connection with any restructuring, workouts or in the enforcement or the collection of all or any part thereof, whether such obligations, indebtedness and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several. Without limiting the generality of the foregoing, "Obligations" includes all amounts that would be owed by Borrower and any other Person (other than Agent, Issuing Bank or Lenders) to Agent, Issuing Bank or Lenders under any Loan Paper, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Borrower or any other Person (including all such amounts which would become due or would be secured but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding of Borrower or any other Person under any Debtor Relief Law).

   "OBLIGOR" means (a) Borrower, (b) each other Person liable for performance of any of the Obligations, and (c) each other Person the Property of which secures the performance of any of the Obligations.

   "OPERATING LEASES" mean operating leases, as defined in accordance with GAAP.

   "PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

   "PERMITTED ACQUISITION" means (a) the acquisition of the capital stock or other equity interest of any Person which will be, immediately after such acquisition, an Eighty-Percent Owned Subsidiary or (b) the acquisition of assets of any Person constituting or related to a particular line of business of any Person; PROVIDED, (i) in the case of a proposed acquisition described in CLAUSE
(a), substantially all business operations of such Person to be acquired are in business lines related to the business lines of Borrower and Guarantors, (ii) in the case of a proposed acquisition described in CLAUSE (b), the assets or line of business of such Person to be acquired are in business lines related to the business lines of Borrower and Guarantors, (iii) the Board of Directors, general partners or other governing body of such Person has approved such transaction and such approval has not been revoked, and (iv) such transaction is not the subject of pending Litigation.

   "PERMITTED AMOUNT" means the difference between (a) the sum of (i) $10,000,000 plus (ii) 60% of cumulative Net Income reported for each fiscal year of Borrower in which Net Income is a positive number, commencing with the fiscal year of Borrower ending on October 31, 1996, plus (iii) 100% of cumulative Net Income reported for each fiscal year of Borrower in which Net Income is a negative number (expressed as a negative number), commencing with the fiscal year of Borrower ending on October 31, 1996, minus (b) the aggregate amount of all cash Distributions made by Borrower on and after the Effective Date.

   "PERMITTED DISPOSITIONS" means (a) sales or dispositions of assets in the ordinary course of business for full and fair consideration, (b) sales or dispositions of tangible assets determined in good faith by such Person to be obsolete or no longer useful in such Person's operations and (c) other Transfer if (i) such Transfer is, in the good faith opinion of Borrower, in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interest of Borrower or the Subsidiary of Borrower which owns such Property; (ii) immediately after giving effect to the Transfer, no Default or Event of Default would exist; and (iii) if immediately after giving effect to the Transfer, (A) the Disposition Value of all the property of Borrower and its Subsidiaries that was the subject of any Transfer occurring in the period of four fiscal quarters of Borrower then next ending would not exceed 15% of Consolidated Assets as of the end of the then most recently ended fiscal quarter of Borrower, and (B) the Disposition Value of all property that was the subject of all Transfers occurring on or after the Effective Date would not exceed 30% of Consolidated Assets as of the end of the then most recently ended fiscal quarter of Borrower.

   "PERSON" means an individual, partnership, joint venture, corporation, trust, Tribunal, unincorporated organization, and government, or any department, agency, or political subdivision thereof.

   "PROHIBITED TRANSACTION" has the meaning specified in Section 4975 of the Internal Revenue Code of 1986, as amended, or Section 406 of Title I of ERISA.

   "PROPERTY" means all types of real, personal, tangible, intangible, or mixed property, whether owned or hereafter acquired in fee simple or leased by each Obligor.

   "PRO RATA" means, as to any Lender, in accordance with its percentage of the aggregate amount of outstanding Advances; PROVIDED, HOWEVER, that if no Advances are outstanding, such term means in accordance with such Lender's Specified Percentage.

   "QUARTERLY DATE" means the last day of each January, April, July and October during the term of this Agreement.

   "RATABLE" means, as to any Lender, in accordance with its Specified
Percentage.

   "REFINANCING ADVANCE" means any Advance which is used to pay the principal amount (or any portion thereof) of an Advance at the end of its Interest Period and which, after giving effect to such application, does not result in an increase in the aggregate amount of outstanding Advances.

   "REIMBURSEMENT OBLIGATIONS" means, in respect of any Letter of Credit as at any date of determination, the sum of (a) the maximum aggregate amount which is then available to be drawn under such Letter of Credit, plus (b) the aggregate amount of all drawings under such Letter of Credit not theretofore reimbursed by Borrower.

   "REPURCHASE AGREEMENT" means any written agreement

     (a) that provides for (i) the transfer of one or more Money Market Instruments in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to Borrower or any of its Subsidiaries from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the "TRANSFER PRICE") by Borrower or such Subsidiary to such Acceptable Bank or Acceptable Broker-Dealer, and (ii) a simultaneous agreement by Borrower or such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar Money Market Instruments for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds,

     (b) in respect of which Borrower or such Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder; and

     (c) in connection with which Borrower or such Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such Money Market Instruments.

   "RESTRICTED INVESTMENTS" means the following:

     (a) property to be used in the ordinary course of business of Borrower and its Subsidiaries;

     (b) current assets arising from the sale of goods and services in the ordinary course of business of Borrower and its Subsidiaries;

     (c) Permitted Acquisitions,

     (d) Investments existing on the Effective Date and disclosed in
   SCHEDULE 4.12;

     (e) Investments in United States Governmental Securities, PROVIDED that such obligations mature within thirty-six months from the date of acquisition thereof;

     (f) Investments in certificates of deposit, time deposits or banker's acceptances maturing within 365 days from the date of acquisition thereof either (i) issued by an Acceptable Bank, or (ii) issued by any other bank with which Borrower has a banking relationship and which is organized under the laws of the United States of America or any State thereof, PROVIDED that the aggregate amount of the Investments of Borrower permitted by this CLAUSE (ii) shall not exceed $10,000,000;

     (g) Investments in commercial paper given the highest rating by a credit rating agency of recognized national standing and maturing not more than 270 days from the date of creation thereof;

     (h) Investments in Repurchase Agreements;

     (i) Investments in tax-exempt obligations of any state of the United States of America, or any municipality of any such state, in each case rated "AA" or better by S&P, "Aa2" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing, PROVIDED that such obligations mature within 365 days from the date of acquisition thereof;

     (j) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of Borrower or any Subsidiary of Borrower; and

     (k) Investments in the shares of registered investment companies commonly known as "money market funds", PROVIDED that the aggregate net asset value of any such investment company shall be $1,000,000,000 or more and the investment policies of such investment companies shall limit them to Money Market Instruments.

   As of any date of determination, each Restricted Investment shall be valued at the greater of:

     (x) the amount at which such Restricted Investment is shown on the books of Borrower or any of its Subsidiaries (or zero if such Restricted Investment is not shown on any such books); and

     (y) either

        (i) in the case of any guaranty of the obligation of any Person, the amount which Borrower or any of its Subsidiaries has paid on account of such obligation less any recoupment by Borrower or such Subsidiary of any such payments, or

        (ii) in the case of any other Restricted Investment, the excess of:

          (x) the greater of (A) the amount originally entered on the books of Borrower or any of its Subsidiaries with respect thereto and (B) the cost thereof to Borrower or its Subsidiary over

          (y) any return of capital (after income taxes applicable thereto) upon such Restricted Investment through the sale or other liquidation thereof or part thereof or otherwise.

   "RESTRICTED PAYMENTS" means (a) any direct or indirect Distribution, dividend or other payment on account of any equity interest in, or shares of capital stock or other securities of, Borrower or any of its Subsidiaries; and
(b) any management, consulting or other similar fees, or any interest thereon, payable by Borrower or any of its Subsidiaries to any Affiliate of Borrower, or to any other Person other than an unrelated third party.

   "RIGHTS" means rights, remedies, powers, and privileges.

   "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill,
Inc.

   "SALE-AND-LEASEBACK" means a transaction or series of transactions pursuant to which Borrower or any Subsidiary of Borrower shall sell or transfer to any Person (other than Borrower or a Wholly-Owned Subsidiary) any Property, whether now owned or hereafter acquired, which, at the time of such transaction has been owned for more than 180 days by Borrower or such Subsidiary of Borrower, and, as part of the same transaction or series of transactions, Borrower or such Subsidiary of Borrower shall rent or lease as lessee, or similarly acquire the right to possession or use of, such Property or one or more properties which it intends to use for the same purpose or purposes as such Property for a term of thirty-six months or longer.

   "SENIOR HOLDER" means each Person named on SCHEDULE 4.08-a, and each permitted successor and assign.

   "SENIOR NOTE PAPERS" means each Note Purchase Agreement, each Senior Note, all guaranties executed by any Person guaranteeing payment of any portion of the obligations of any Person under any Note Purchase Agreement or Senior Note; all promissory notes evidencing any portion of the obligations under any Note Purchase Agreement or Senior Note; assignments, security agreements, pledge agreements, mortgages, deeds of trust, financing statements, collateral assignments, and other documents and instruments granting an interest in any collateral, or related to the perfection and/or the transfer thereof; and all other documents, instruments, agreements or certificates executed or delivered by Borrower or any other Person, as security for any Person's obligations thereunder; as each such document shall be amended, extended, or restated.

   "SENIOR NOTES" means each note issued pursuant to each Note Purchase
Agreement.

   "SINGLE EMPLOYER PLAN" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, other than a Multiple Employer Plan of Borrower.

   "SOLVENT" means, with respect to any Person, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including without limitation Contingent Liabilities of such Person,
(b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's Property would constitute an unreasonably small capital.

   "SPECIAL COUNSEL" means the law firm of Donohoe, Jameson & Carroll, P.C., Dallas, Texas, or such other individual or firm acting as special counsel to Agent.

   "SPECIFIED PERCENTAGE" means, as to any Lender, the percentage indicated beside its name on the signature pages hereof, or as adjusted or specified in any Assignment and Acceptance.

   "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) 50% or more of:

     (a) the outstanding capital stock having voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency),

     (b) the interest in the capital or profits of such partnership or joint venture, or

     (c) the beneficial interest of such trust or estate,

   is at the time directly or indirectly owned by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person's Subsidiaries.

   "SWAP EXPOSURE" means the maximum amount of credit exposure under an Interest Hedge Agreement, as determined by Agent as at the date of determination.

   "TANGIBLE NET WORTH" means, as of any date, the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a balance sheet of Borrower prepared as of such date in accordance with GAAP, less the aggregate book value of intangible assets shown on such balance sheet (PROVIDED, goodwill shall not be used in any determination of Tangible Net Worth if goodwill is shown on the balance sheet as a negative number, PROVIDED FURTHER that goodwill shown on the balance sheet as a positive number shall be deducted in determining Tangible Net Worth).

   "TAXES" means all taxes, assessments, imposts, fees, or other charges at any time imposed by any Laws or Tribunal.

   "TOTAL LIABILITIES" means the amount of total liabilities of Borrower which would be shown in accordance with GAAP on a balance sheet.

   "TRANSFER" means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its Property.

   "TRIBUNAL" means any state, commonwealth, federal, foreign, territorial, or other court or government body, subdivision, agency, department, commission, board, bureau, or instrumentality of a governmental body.

   "TYPE" refers to the distinction between Advances bearing interest at the Base Rate and LIBOR Rate.

   "UCC" means the Uniform Commercial Code as adopted in the State of Texas on the Effective Date.

   "UNITED STATES GOVERNMENTAL SECURITY" means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

   "WHOLLY-OWNED SUBSIDIARY" means, at any time, any Person 100% of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by (a) Borrower, (b) any Person 100% of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by Borrower, or (c) Borrower and any one or more Persons described in CLAUSE (b).

   "WITHDRAWAL LIABILITY" has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

   1.02. ACCOUNTING AND OTHER TERMS. All accounting terms used in this Agreement which are not otherwise defined herein shall be construed in accordance with GAAP consistently applied on a consolidated basis for Borrower and its Subsidiaries, unless otherwise expressly stated herein. References herein to one gender shall be deemed to include all other genders. Except where the context otherwise requires, (a) definitions imparting the singular shall include the plural and vice versa and (b) all references to time are deemed to refer to Dallas time.

   1.03. COVENANT CALCULATIONS. For purposes of any calculations under SECTIONS 5.01 through 5.09 and 5.14 which would include a period of determination during which a Permitted Acquisition occurred, all amounts or charges attributable to such Permitted Acquisition shall be included in such calculations as if such Permitted Acquisition occurred on the first day of such period.


ARTICLE II. AMOUNTS AND TERMS OF ADVANCES

   2.01. THE ADVANCES. Each Lender severally agrees, on the terms and subject to the conditions hereinafter set forth, to make Advances to Borrower on any Business Day during the period from the Effective Date to the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding such Lender's Specified Percentage of the Commitment. Subject to the terms and conditions of this Agreement, Borrower may borrow, repay, and reborrow the Advances; PROVIDED, HOWEVER, that immediately after giving effect to each Advance pursuant to this SECTION 2.01, the sum of the aggregate principal amount of the outstanding Advances and Reimbursement Obligations shall at no time exceed the lesser of (a) the Commitment and (b) the Borrowing Base.

   2.02.   MAKING ADVANCES.

   (a) Each Borrowing of Advances shall be made upon the written notice of Borrower, received by Agent not later than (i) 10:00 a.m. two Business Days prior to the date of the proposed Borrowing, in the case of LIBOR Advances; and
(ii) not later than 10:00 a.m. on the date of such Borrowing, in the case of Base Advances. Each such notice of a Borrowing (a "BORROWING NOTICE") shall be by telecopy or telephone, promptly confirmed by letter, in substantially the form of EXHIBIT D specifying therein:

      (i) the date of such proposed Borrowing, which shall be a Business Day;

      (ii) the Type of Advances of which the Borrowing is to be comprised;

     (iii) the amount of such proposed Borrowing which shall (A) not exceed the unused portion of the Commitment, (B) shall not, when added to the sum of the aggregate principal amount of all outstanding Advances and Reimbursement Obligations, exceed the Borrowing Base, (C) in the case of a Borrowing of Base Advances, be in an amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof, and (D) in the case of a Borrowing of LIBOR Advances, be in an amount of not less than $1,000,000 or an integral multiple of $100,000 in excess thereof; and

      (iv) if the Borrowing is to be comprised of LIBOR Advances, the duration of the initial Interest Period applicable to such Advances.

   If the Borrowing Notice fails to specify the duration of the initial Interest Period for any Borrowing comprised of LIBOR Advances, such Interest Period shall be one month. Agent shall promptly notify Lenders of each such notice. Each Lender shall, before 1:00 p.m. on the date of each Advance hereunder (other than a Refinancing Advance), make available to Agent, at its office at NationsBank Plaza, 901 Main Street, Dallas, Texas 75202, such Lender's Specified Percentage of the aggregate Advances to be made on that day in immediately available funds.

   (b) Unless any applicable condition specified in ARTICLE III has not been satisfied, Agent will make the funds promptly available to Borrower (other than with respect to a Refinancing Advance) by crediting the account number 1292833788 of Borrower on the books of Agent or such other account as shall have been specified by Borrower.

   (c) After giving effect to any Borrowing, (i) there shall not be more than five different Interest Periods in effect, and (ii) the sum of the aggregate principal amount of all outstanding Advances and Reimbursement Obligations shall not exceed the lesser of (A) the Commitment and (B) the Borrowing Base.

   (d) No Interest Period shall extend beyond the Maturity Date.

   (e) Unless a Lender shall have notified Agent prior to the date of any Advance that it will not make available its Specified Percentage of any Advance, Agent may assume that such Lender has made the appropriate amount available in accordance with SECTION 2.02(a), and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If and to the extent any Lender shall not have made such amount available to Agent, such Lender and Borrower severally agree to repay to Agent immediately on demand such corresponding amount together with interest thereon, from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at
(i) in the case of Borrower, the Base Rate, and (ii) in the case of such Lender, the Federal Funds Rate.

   (f) The failure by any Lender to make available its Specified Percentage of any Advance hereunder shall not relieve any other Lender of its obligation, if any, to make available its Specified Percentage of any Advance. In no event, however, shall Agent or any Lender be responsible for the failure of any other Lender to make available any portion of any Advance.

   (g) Borrower shall indemnify each Lender against any Consequential Loss incurred by each Lender as a result of (i) any failure to fulfill, on or before the date specified for the Advance, the conditions to the Advance set forth herein or (ii) Borrower's requesting that an Advance not be made on the date specified in the Borrowing Notice.

   2.03.   EVIDENCE OF INDEBTEDNESS.

   (a) The Advances made by each Lender shall be evidenced by a Note in the amount of such Lender's Specified Percentage of the Commitment in effect on the Effective Date (as the same may be modified pursuant to SECTION 9.04).

   (b) Absent manifest error, Agent's and each Lender's records shall be conclusive as to amounts owed Agent and such Lender under the Notes and this Agreement.

   2.04.   PREPAYMENTS.

   (a) Borrower may, upon at least three Business Days prior written notice to Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of any Advances in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid without premium or penalty other than any Consequential Loss; PROVIDED, HOWEVER, that in the case of a prepayment of a Base Advance, the notice of prepayment may be given by telephone by 11:00 a.m. on the date of prepayment. Each partial prepayment shall, in the case of LIBOR Advances, be in an aggregate principal amount of not less than $1,000,000 or an integral multiple of $100,000 in excess thereof, and in the case of Base Advances, be in an aggregate principal amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof. If any notice of prepayment is given, the principal amount stated therein, together with accrued interest on the amount prepaid and the amount, if any, due under SECTION 2.11, shall be due and payable on the date specified in such notice.

   (b) If at any time the sum of the aggregate principal amount of all outstanding Advances and Reimbursement Obligations exceeds the lesser of (i) the Commitment and (ii) the Borrowing Base, Borrower shall immediately prepay Advances then outstanding in the aggregate amount equal to such excess, together with accrued interest to the date of such prepayment on the principal amount prepaid without premium or penalty other than any Consequential Loss. Any prepayment of Advances pursuant to this SECTION 2.04(b) shall be applied FIRST to Base Advances, if any, then outstanding, and SECOND to LIBOR Advances with the shortest remaining Interest Periods outstanding.

   (c) No prepayments of Advances made solely pursuant to this SECTION 2.04 shall cause the Commitment to be reduced.

   2.05. REPAYMENT. Borrower shall repay to Agent for the Ratable account of Lenders the outstanding principal amount of the Advances on the Maturity Date. The principal amount of each LIBOR Advance is due and payable on the last day of the applicable Interest Period, which principal payment may be made by means of a Refinancing Advance (subject to the other provisions of this Agreement). If on the date of a reduction of the Commitment pursuant to SECTION 2.10, the sum of the aggregate principal amount of all Advances and Reimbursement Obligations outstanding on the date of such reduction exceeds the Commitment as reduced, the outstanding principal of all Advances equal to such excess shall be due and payable, which principal payment may not be made by means of a Refinancing Advance. If pursuant to any Senior Note Paper Borrower is required to prepay or repay any amount evidenced by a Senior Note (other than a scheduled, mandatory prepayment or repayment), Borrower shall, on the same date as the prepayment or repayment with respect to such Senior Note, pay to Agent for the Ratable account of Lenders an amount equal to such prepayment or repayment of such Senior Note, which principal payment may not be made by means of a Refinancing Advance. Any repayment of Advances pursuant to this SECTION
2.05 shall be applied FIRST to Base Advances, if any, then outstanding, and SECOND to LIBOR Advances with the shortest remaining Interest Periods outstanding.

   2.06. INTEREST. Subject to SECTIONS 2.07 and 9.09, Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal shall be paid in full, at the following rates per annum:

     (a) BASE ADVANCES. Base Advances shall bear interest at a rate per annum equal to the lesser of (i) the Base Rate as in effect from time to time and (ii) the Highest Lawful Rate. If the amount of interest payable in respect of any interest computation period is reduced to the Highest Lawful Rate pursuant to the immediately preceding sentence and the amount of interest payable in respect of any subsequent interest computation period would be less than the Maximum Amount, then the amount of interest payable in respect of such subsequent interest computation period shall be automatically increased to the Maximum Amount; PROVIDED that at no time shall the aggregate amount by which interest paid has been increased pursuant to this sentence exceed the aggregate amount by which interest has been reduced pursuant to the immediately preceding sentence.

     (b) LIBOR ADVANCES. LIBOR Advances shall bear interest at the rate per annum equal to the LIBOR Rate applicable to such Advance, which at no time shall exceed the Highest Lawful Rate.

     (c) PAYMENT DATES. Accrued and unpaid interest on Base Advances shall be paid quarterly in arrears on each Quarterly Date, on the date of any prepayment or repayment of such Advance, and on the Maturity Date. Accrued and unpaid interest in respect of each LIBOR Advance shall be paid on the last day of the appropriate Interest Period and on the date of any prepayment or repayment of such Avdance; PROVIDED, HOWEVER, that if any Interest Period for a LIBOR Advance exceeds three months, interest shall also be paid on the date which falls three months after the beginning of such Interest
Period.

   2.07. DEFAULT INTEREST. During the continuation of any Event of Default, Borrower shall pay, on demand, interest (after as well as before judgment to the extent permitted by Law) on the principal amount of all Advances outstanding and on all other Obligations due and unpaid hereunder for each Advance equal to the lesser of the (a) the Highest Lawful Rate and (b) a rate per annum which is determined by increasing the greatest applicable interest rate for each Type of Advance (whether or not in effect) 4.00% per annum for the principal amount of the Advances outstanding and at a rate per annum equal to the greatest Base Rate (whether or not in effect) plus 4.00% for any other Obligations due hereunder.

   2.08.   CONTINUATION AND CONVERSION ELECTIONS.

   (a) Borrower may upon irrevocable written notice to Agent and subject to the terms of this Agreement:

      (i) elect to convert, on any Business Day, all or any portion of outstanding Base Advances (in an aggregate amount not less than $500,000 or an integral multiple of $100,000 in excess thereof) into LIBOR Advances; or

      (ii) elect to convert at the end of any Interest Period therefor, all or any portion of outstanding LIBOR Advances comprised in the same Borrowing (in an aggregate amount not less than $500,000 or an integral multiple of $100,000 in excess thereof) into Base Advances; or

     (iii) elect to continue, at the end of any Interest Period therefor, any LIBOR Advances;

   PROVIDED, HOWEVER, that if the aggregate amount of outstanding LIBOR Advances comprised in the same Borrowing shall have been reduced as a result of any payment, prepayment or conversion of part thereof to an amount less than $1,000,000, the LIBOR Advances comprised in such Borrowing shall automatically convert into Base Advances at the end of each respective Interest Period.

   (b) Borrower shall deliver a notice of conversion or continuation (a "CONVERSION OR CONTINUATION NOTICE"), in substantially the form of EXHIBIT E, to Agent not later than 10:00 a.m. (i) three Business Days prior to the proposed date of conversion or continuation, if the Advances or any portion thereof are to be converted into or continued as LIBOR Advances; and (ii) not later than 10:00 a.m. on the Business Day of the proposed conversion, if the Advances or any portion thereof are to be converted into Base Advances.

   Each such Conversion or Continuation Notice shall be by telecopy or telephone, promptly confirmed by letter, specifying therein:

      (i)   the proposed date of conversion or continuation;

      (ii) the aggregate amount of Advances to be converted or continued;

     (iii)   the nature of the proposed conversion or continuation; and

      (iv)   the duration of the applicable Interest Period.

   (c) If, upon the expiration of any Interest Period applicable to LIBOR Advances, Borrower shall have failed to select a new Interest Period to be applicable to such LIBOR Advances or if an Event of Default shall then have occurred and be continuing, Borrower shall be deemed to have elected to convert such LIBOR Advances into Base Advances effective as of the expiration date of such current Interest Period.

   (d) Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Advances, there shall not be outstanding Advances with more than five different Interest Periods and no Interest Period shall extend beyond the Maturity Date.

   2.09.   FEES.

   (a) COMMITMENT FEE. Subject to SECTION 9.09, Borrower shall pay to Agent for the Ratable account of Lenders a commitment fee (determined for the period ending on a Quarterly Date or the Maturity Date, as appropriate, and beginning on the Effective Date (with respect to the initial calculation period) or the preceding Quarterly Date) on the average daily amount of the difference between
(A) the Commitment and (B) the sum of all outstanding Advances and Reimbursement Obligations, at the applicable rate per annum set forth in the table in the definition of Applicable Margin, payable in arrears on each Quarterly Date and on the Maturity Date, commencing with the first Quarterly Date after the Effective Date.

   (b) L/C ISSUANCE FEE.  Subject to SECTION 9.09, Borrower shall pay to
Agent for the sole account of Issuing Bank a fee at the rate of .125% of the undrawn face amount of each Letter of Credit, payable in advance on the date of issuance of such Letter of Credit.

   (c) L/C COMMISSION FEE. Subject to SECTION 9.09, Borrower shall pay to Agent for the Ratable account of Lenders a fee on the average daily undrawn amount of all Letters of Credit, at the rate per annum equal to then-current Applicable Margin for LIBOR Advances, payable in arrears on each Quarterly Date and on the Maturity Date, commencing with the first Quarterly Date after the Effective Date.

   (d) L/C ADMINISTRATION FEES. Subject to SECTION 9.09, Borrower shall pay to Agent for the sole account of Issuing Bank the standard charges assessed by Issuing Bank in connection with the administration (including any drawings) and amendment of Letters of Credit.

   2.10.   REDUCTION OF COMMITMENT.

   (a) The Commitment terminates on the Maturity Date.

   (b) Borrower may from time to time, upon notice to Agent not later than 1:00 p.m., five Business Days in advance, terminate in whole or reduce in part the Commitment; PROVIDED, HOWEVER, that Borrower shall pay the accrued interest and the Commitment Fee on the amount of such reduction and all amounts due under
SECTION 2.11, and any partial reduction shall be in an aggregate amount which is an integral multiple of $5,000,000.

   (c) To the extent the sum of the aggregate principal amount of outstanding Advances and Reimbursement Obligations exceeds the Commitment after any reduction thereof, Borrower shall repay, on the date of such reduction, the amount specified in SECTION 2.04(b). The Commitment shall be reduced by the amount of any repayment required by the fourth sentence of SECTION 2.05. Once reduced or terminated, the Commitment may not be increased or reinstated.

   2.11. FUNDING LOSSES. Borrower may prepay the outstanding principal balance of any Advance, in full at any time or in part from time to time, PROVIDED, that as conditions precedent to Borrower's right to make, and any Lender's obligation to accept, any such prepayment: (a) Agent shall have actually received from Borrower at least five Business Days' prior written notice of Borrower's intent to prepay, of the amount of principal which will be prepaid and of the date on which the prepayment will be made; (b) each prepayment of principal shall be in the amount of $5,000,000 or a larger integral multiple of $100,000 (unless the prepayment retires the outstanding balance of outstanding Advances in full); and (c) each such prepayment shall be in the amount of 100% of the principal amount to be prepaid, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Agent and Lenders under the Loan Papers on or before the prepayment date but have not been paid, and (subject to SECTION 9.09) any Consequential Loss. A certificate of each Lender setting forth the basis for the determination of the amount of the Consequential Loss shall be delivered to Borrower and shall be conclusive in the absence of manifest error.

   Borrower agrees that each Lender is not obligated to actually reinvest the amount prepaid in any specific obligation as a condition to receiving any Consequential Loss, or otherwise.

   2.12.   COMPUTATIONS AND MANNER OF PAYMENTS.

   (a) Borrower shall make each payment hereunder and under the other Loan Papers not later than 1:00 p.m. on the day when due in same day funds to Agent, for the Ratable account of Lenders unless otherwise specifically provided herein, at Agent's office at NationsBank Plaza, 901 Main Street, Dallas, Texas 75202, for further credit to the account of Cameron Ashley Building Products, Inc. No later than the end of each day when each payment hereunder is made, Borrower shall notify Mr. Tom Blake, (214) 508-0941, or such other Person as Agent may from time to time specify.

   (b) Unless Agent shall have received notice from Borrower prior to the date on which any payment is due hereunder that Borrower will not make payment in full, Agent may assume that such payment is so made on such date and may, in reliance upon such assumption, make distributions to Lenders. If and to the extent Borrower shall not have made such payment in full, each Lender shall repay to Agent forthwith on demand the applicable amount distributed, together with interest thereon at the Federal Funds Rate, from the date of distribution until the date of repayment. Borrower hereby authorizes each Lender, if and to the extent payment is not made when due hereunder, to charge the amount so due against any account of Borrower with such Lender.

   (c) Subject to SECTION 9.09, interest on LIBOR Advances, Base Advances, the Commitment Fee, each other fee, and other amounts due under the Loan Papers shall be calculated on the basis of actual days elapsed but computed as if each year consisted of 360 days. Such computations shall be made including the first day but excluding the last day occurring in the period for which such interest, payment, Commitment Fee, or other fee is payable. Each determination by Agent or a Lender of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error. All payments under the Loan Papers shall be made in United States dollars, and without setoff, counterclaim, or other defense.

   (d) Whenever any payment to be made hereunder or under any other Loan
Papers shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, if applicable; PROVIDED, HOWEVER, if such extension would cause payment of interest on or principal of LIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

   (e) Reference to any particular index or reference rate for determining any applicable interest rate under this Agreement is for purposes of calculating the interest due and is not intended as and shall not be construed as requiring any Lender to actually obtain funds for any Advance at any particular index or reference rate.

   2.13.   YIELD PROTECTION; CHANGED CIRCUMSTANCES.

   (a) If any Lender determines that either (i) the adoption, after the date hereof, of any Applicable Law, rule, regulation or guideline regarding capital adequacy and applicable to commercial banks or financial institutions generally or any change therein, or any change, after the date hereof, in the interpretation or administration thereof by any Tribunal, central bank or comparable agency charged with the interpretation or administration thereof, or
(ii) compliance by any Lender (or Lending Office of any Lender) with any request or directive made after the date hereof applicable to commercial banks or financial institutions generally regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency has the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy [but excluding consequences of such Lender's negligence or intentional disregard of law or regulation]) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen days after demand by such Lender, Borrower shall pay to such Lender such additional amount or amounts as will adequately compensate such Lender for such reduction. Each Lender will notify Borrower of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this SECTION 2.13(a) as promptly as practicable after such Lender obtains actual knowledge of such event; PROVIDED, no Lender shall be liable for its failure or the failure of any other Lender to provide such notification. A certificate of such Lender claiming compensation under this SECTION 2.13(a), setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to it hereunder and certifying that such claim is consistent with such Lender's treatment of similar customers having similar provisions generally in their agreements with such Lender shall be conclusive in the absence of manifest error. Each Lender shall use reasonable efforts to mitigate the effect upon Borrower of any such increased costs payable to such Lender under this SECTION 2.13(a).

   (b) If, after the date hereof, any Tribunal, central bank or other comparable authority, at any time imposes, modifies or deems applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Lender, or imposes on any Lender any other condition affecting a LIBOR Advance, the Notes, or its obligation to make a LIBOR Advance; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining its LIBOR Advances, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under the Notes by an amount deemed by such Lender, to be material, THEN, within five days after demand by such Lender, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction. Each Lender will
(i) notify Borrower of any event occurring after the date of this Agreement that entitles such Lender to compensation pursuant to this SECTION 2.13(b), as promptly as practicable after such Lender obtains actual knowledge of the event; PROVIDED, no Lender shall be liable for its failure or the failure of any other Lender to provide such notification and (ii) use good faith and reasonable efforts to designate a different Lending Office for LIBOR Advances of such Lender if the designation will avoid the need for, or reduce the amount of, the compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender. A certificate of such Lender claiming compensation under this SECTION 2.13(b), setting forth in reasonable detail the computation of the additional amount or amounts to be paid to it hereunder and certifying that such claim is consistent with such Lender's treatment of similar customers having similar provisions generally in their agreements with such Lender shall be conclusive in the absence of manifest error. If such Lender demands compensation under this SECTION 2.13(b), Borrower may at any time, on at least five Business Days' prior notice to such Lender (i) repay in full the then outstanding principal amount of LIBOR Advances, of such Lender, together with accrued interest thereon, or (ii) convert the LIBOR Advances to Base Advances in accordance with the provisions of this Agreement; PROVIDED, HOWEVER, that Borrower shall be liable for the Consequential Loss arising pursuant to those actions.

   (c) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation or administration of any Law shall make it unlawful, or any central bank or other Tribunal shall assert that it is unlawful, for a Lender to perform its obligations hereunder to make LIBOR Advances or to continue to fund or maintain LIBOR Advances hereunder, then, on notice thereof and demand therefor by such Lender to Borrower, (i) each LIBOR Advance will automatically, upon such demand, convert into a Base Advance and (ii) the obligation of such Lender to make, or to convert Advances into, LIBOR Advances shall be suspended until such Lender notifies Agent and Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

   (d) Upon the occurrence and during the continuance of any Default or Event of Default, (i) each LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Advance and (ii) the obligation of each Lender to make, or to convert Advances into, LIBOR Advances shall be suspended.

   (e) Failure on the part of any Lender to demand compensation for any increased costs, increased capital or reduction in amounts received or receivable or reduction in return on capital pursuant to this SECTION 2.13 with respect to any period shall not constitute a waiver of any Lender's right to demand compensation with respect to such period or any other period, subject, however, to the limitations set forth in this SECTION 2.13.

   (f) The obligations of Borrower under this SECTION 2.13 shall survive any termination of this Agreement.

   (g) Determinations by Lenders for purposes of this SECTION 2.13 shall be conclusive, absent manifest error. Any certificate delivered to Borrower by a Lender pursuant to this SECTION 2.13 shall include in reasonable detail the basis for such Lender's demand for additional compensation and a certification that the claim for compensation is consistent with such Lender's treatment of similar customers having similar provisions generally in their agreements with such Lender.

   (h) Notwithstanding any other provision of this Agreement, no Lender not organized under the Laws of the United States or any State shall be entitled to compensation pursuant to this SECTION 2.13 with respect to any amount which would otherwise be due under this SECTION 2.13 but which is the result of an act of a Tribunal of the county in which such Lender is organized.

   2.14. USE OF PROCEEDS. The proceeds of the Advances shall be available (and Borrower shall use such proceeds) solely to provide working capital to Borrower, for general corporate purposes and for Permitted Acquisitions.

   2.15.   LETTERS OF CREDIT.

   (a) THE LETTER OF CREDIT FACILITY. Borrower may request Issuing Bank, on the terms and conditions hereinafter set forth, to issue, and Issuing Bank shall, if so requested, issue, letters of credit (the "LETTERS OF CREDIT") for the account of Borrower from time to time on any Business Day from the Effective Date until the Maturity Date in an aggregate maximum amount (assuming compliance with all conditions to drawing) not to exceed at any time outstanding the lesser of (the "LETTER OF CREDIT FACILITY") (i) $5,000,000, and (ii) the Commitment MINUS the sum of (A) the aggregate principal amount of Advances then outstanding and (B) all Reimbursement Obligations. The Letter of Credit Facility is a subfacility of the Commitment and is not an amount in addition to the Commitment. No Letter of Credit shall have an expiry (including all rights of renewal) later than the earlier of eighteen months from the date of issuance of the Letter of Credit and the Maturity Date. Immediately upon the issuance of each Letter of Credit, Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have purchased and received from Issuing Bank, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of Borrower under this Agreement in respect thereof in an amount equal to the product of such Lender's Specified Percentage of the Commitment times the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing). Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, Borrower may request the issuance of Letters of Credit under this SECTION 2.15(a), repay any Advances resulting from drawings thereunder pursuant to SECTION 2.15(c), and request the issuance of additional Letters of Credit under this SECTION 2.15(a).

   (b) REQUEST FOR ISSUANCE. Each Letter of Credit shall be issued upon notice, given not later than 11:00 a.m. on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by Borrower to Issuing Bank, which shall give to Agent and each Lender prompt notice thereof by telex, telecopier, or cable. Each Letter of Credit shall be issued upon notice given in accordance with the terms of any separate agreement between Borrower and Issuing Bank in form and substance reasonably satisfactory to Borrower and Issuing Bank providing for the issuance of Letters of Credit pursuant to this Agreement and containing terms and conditions not inconsistent with this Agreement (a "LETTER OF CREDIT AGREEMENT"); PROVIDED, that if any such terms and conditions are inconsistent with this Agreement, this Agreement shall control. Each such notice of issuance of a Letter of Credit (a "NOTICE OF ISSUANCE") shall be by telex, telecopier, or cable, specifying therein (i) the requested date of such issuance (which shall be a Business Day), (ii) the maximum amount of such Letter of Credit, (iii) the expiry of such Letter of Credit, (iv) the name and address of the beneficiary of such Letter of Credit, (v) the form of such Letter of Credit, and (vi) such other information as shall be required pursuant to the relevant Letter of Credit Agreement. If the requested terms of such Letter of Credit are acceptable to Issuing Bank in its reasonable discretion, Issuing Bank will, upon fulfillment of the applicable conditions set forth in ARTICLE III, make such Letter of Credit available to Borrower at its office referred to in
SECTION 9.02 or as otherwise agreed with Borrower in connection with such issuance.

   (c) DRAWING AND REIMBURSEMENT. The payment by Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by Issuing Bank of an Advance, which shall bear interest at the applicable Base Rate, in the amount of such draft (but without any requirement for compliance with the conditions set forth in ARTICLE III). If a drawing under any Letter of Credit is not reimbursed by Borrower by 11:00 a.m. on the first Business Day after such drawing, Issuing Bank shall promptly notify Agent and each other Lender. Each such Lender shall, on the first Business Day following such notification, make an Advance, which shall bear interest at the applicable Base Rate, and shall be used to repay the applicable portion of Issuing Bank's Advance with respect to such Letter of Credit, in an amount equal to the amount of its participation in such drawing for application to reimburse Issuing Bank (but without any requirement for compliance with the applicable conditions set forth in ARTICLE III) and shall make available to Agent for the account of Issuing Bank, by deposit at Agent's office, in same day funds, the amount of such Advance. In the event that any Lender fails to make available to Agent for the account of Issuing Bank the amount of such Advance, Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the Federal Funds Rate plus 0.50%.

   (d) INCREASED COSTS. If any change in any Law or in the interpretation thereof by any Tribunal charged with the administration thereof shall either
(i) impose, modify, or deem applicable any reserve, special deposit or similar requirement against letters of credit or guarantees issued by, or assets held by, or deposits in or for the account of, Issuing Bank or any Lender or
(ii) impose on Issuing Bank or any Lender any other condition regarding this Agreement or such Lender or any Letter of Credit, and the result of any event referred to in the preceding CLAUSE (i) or (ii) shall be to increase the cost to Issuing Bank of issuing or maintaining any Letter of Credit or to any Lender of purchasing any participation therein or making any Advance pursuant to
SECTION 2.15(c), then, upon demand by Issuing Bank or such Lender, Borrower shall, subject to SECTION 9.09, pay to Issuing Bank or such Lender, from time to time as specified by Issuing Bank or such Lender, additional amounts that shall be sufficient to compensate Issuing Bank or such Lender for such increased cost ("ADDITIONAL LETTER OF CREDIT COSTS"). A certificate as to the amount of such Additional Letter of Credit Costs, submitted to Borrower by Issuing Bank or such

Lender, shall include in reasonable detail the basis for the demand for additional compensation and shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding any other provision of this Agreement, no Lender not organized under the Laws of the United States or any State shall be entitled to compensation pursuant to this SECTION 2.15(d) with respect to any amount which would otherwise be due under this SECTION 2.15(d) but which is the result of an act of a Tribunal of the country in which such Lender is organized.

   (e) OBLIGATIONS ABSOLUTE.  The  obligations of Borrower under this
Agreement with respect to any Letter of Credit, any Letter of Credit Agreement, and any other agreement or instrument relating to any Letter of Credit or any Advance pursuant to SECTION 2.15(c) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement, and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

        (i) any lack of validity or enforceability of this Agreement, any other Loan Paper, any Letter of Credit Agreement, any Letter of Credit, or any other agreement or instrument relating thereto (collectively, the "L/C RELATED DOCUMENTS");

        (ii) any change in the time, manner, or place of payment of, or in any other term of, all or any of the Obligations of Borrower in respect of the Letters of Credit or any Advance pursuant to SECTION 2.15(c) or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

        (iii) the existence of any claim, set-off, defense, or other right that Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Related Documents or any unrelated transaction;

        (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

        (v) payment by Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit, except for any payment made upon Issuing Bank's gross negligence or willful misconduct;

        (vi) any exchange, release, or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of Borrower or any other Obligor in respect of the Letters of Credit or any Advance pursuant to
   SECTION 2.15(c); or

        (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any other Obligor, other than Issuing Bank's gross negligence or willful misconduct.

   (f) L/C CASH COLLATERAL ACCOUNT.

        (i) Upon the occurrence of an Event of Default and written demand by Agent or Issuing Bank, Borrower will promptly pay to Agent in immediately available funds an amount equal to 100% of the maximum amount then available to be drawn under the Letters of Credit then outstanding. Any amounts so received by Agent shall be deposited by Agent in a deposit account maintained by Issuing Bank (the "L/C CASH COLLATERAL ACCOUNT").

        (ii) As security for the payment of all Reimbursement Obligations and for any other Obligations, Borrower hereby grants, conveys, assigns, pledges, sets over, and transfers to Agent (for the benefit of Issuing Bank and Lenders), and creates in Agent's favor (for the benefit of Issuing Bank and Lenders) a security interest and pledge in, all money, instruments, and securities at any time held in or acquired in connection with the L/C Cash Collateral Account, together with all proceeds thereof. The L/C Cash Collateral Account shall be under the sole dominion and control of Agent and Borrower shall have no right to withdraw or to cause Agent to withdraw any funds deposited in the L/C Cash Collateral Account. At any time and from time to time, upon Agent's request, Borrower promptly shall execute and deliver any and all such further instruments and documents, including UCC financing statements, as may be necessary, appropriate or desirable in Agent's judgment to obtain the full benefits (including perfection and priority) of the security interest created or intended to be created by this SECTION 2.15(f)(ii) and of the rights and powers herein granted. Borrower shall not create or suffer to exist any Lien on any amounts or investments held in the L/C Cash Collateral Account other than the Lien granted under this SECTION 2.15(f)(ii).

        (iii)   Agent shall (A) apply any funds in the L/C Cash
   Collateral Account on account of Reimbursement Obligations when the same become due and payable if and to the extent that Borrower shall fail directly to pay such Reimbursement Obligations and (B) after the Maturity Date, apply any proceeds remaining in the L/C Cash Collateral Account FIRST to pay any unpaid Obligations then outstanding hereunder and THEN to refund any remaining amount to Borrower.

        (iv) Borrower, no more than once in any calendar month, may direct Agent to invest the funds held in the L/C Cash Collateral Account (so long as the aggregate amount of such funds exceeds any relevant minimum investment requirement) in (A) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof and (B) one or more other types of investments permitted by Determining Lenders, in each case with such maturities as Borrower, with the consent of Determining Lenders, may specify, pending application of such funds on account of Reimbursement Obligations or on account of other Obligations, as the case may be. In the absence of any such direction from Borrower, Agent shall invest the funds held in the L/C Cash Collateral Account (so long as the aggregate amount of such funds exceeds any relevant minimum investment requirement) in one or more types of investments with the consent of Determining Lenders with such maturities as Agent, with the consent of Determining Lenders, may specify, pending application of such funds on account of Reimbursement Obligations or on account of other Obligations, as the case may be. All such investments shall be made in Agent's name for the account of Issuing Bank and Lenders. BORROWER RECOGNIZES THAT ANY LOSSES OR TAXES WITH RESPECT TO SUCH INVESTMENTS SHALL BE BORNE SOLELY BY BORROWER, AND BORROWER AGREES TO HOLD AGENT, ISSUING BANK, AND LENDERS HARMLESS FROM ANY AND ALL SUCH
LOSSES AND TAXES. Agent may liquidate any investment held in the L/C Cash Collateral Account in order to apply the proceeds of such investment on account of the Reimbursement Obligations (or on account of any other Obligations then due and payable, as the case may be) in accordance with
SECTION 2.15(f)(iii) without regard to whether such investment has matured and without liability for any penalty or other fee incurred (with respect to which Borrower hereby agrees to reimburse Agent) as a result of such application.

        (v) Borrower shall pay to Agent the fees customarily charged by Issuing Bank with respect to the maintenance of accounts similar to the L/C Cash Collateral Account.

   (g) NO LIABILITY OF ISSUING BANK. Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. None of Agent, Issuing Bank, or any Lender, or any of their respective officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
(b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit, except for any payment made upon Issuing Bank's gross negligence or willful misconduct; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that Borrower shall have a claim against Issuing Bank, and Issuing Bank shall be liable to Borrower, to the extent of any direct, but not consequential, damages suffered by Borrower that Borrower proves were caused by (i) Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

ARTICLE III. CONDITIONS PRECEDENT

   3.01. CONDITIONS PRECEDENT TO EFFECTIVENESS. The effectiveness of this Agreement is subject to fulfillment of the following conditions precedent:

   (a) The making of the Commitment and the initial Advance shall not contravene any Law applicable to Agent, Issuing Bank, or any Lender.

   (b) No Material Adverse Change, as determined by Agent, shall have occurred and be continuing since January 31, 1996.

   (c) Borrower shall have delivered to Agent a certificate, dated the Effective Date, executed by a duly authorized officer, certifying that (i) no Default or Event of Default has occurred and is continuing, (ii) the representations and warranties set forth in ARTICLE IV are true and correct, and
(iii) each Obligor has complied with all agreements and conditions to be complied with by it under the Loan Papers by such date.

   (d) Borrower shall have delivered to Agent:

      (i) an Officer's Certificate executed by authorized officers of Borrower, dated the Effective Date, certifying (A) that an original of Borrower's certificate of incorporation certified by the Secretary of State of Georgia and a copy of its bylaws attached thereto are true and complete, and in full force and effect, without amendment except as shown, (B) that a copy of Borrower's resolutions attached thereto authorizing execution, delivery, and performance of this Agreement and all other Loan Papers is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified, or revoked, and constitute all resolutions of Borrower adopted with respect to this loan transaction, and (C) to the incumbency, name, and signature of each officer authorized to sign this Agreement and all other Loan Papers on Borrower's behalf.

      (ii) an Officer's Certificate executed by authorized officers of each Obligor (other than Borrower), dated the Effective Date, certifying
   (A) that an original of such Obligor's certificate of incorporation certified by the Secretary of State of the jurisdiction of incorporation and a copy of its bylaws attached thereto are true and complete, and in full force and effect, without amendment except as shown, (B) that a copy of such Obligor's resolutions attached thereto authorizing execution, delivery, and performance of all Loan Papers is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified, or revoked, and constitute all resolutions of such Obligor adopted with respect to this loan transaction, and (C) to the incumbency, name, and signature of each officer authorized to sign all Loan Papers on such Obligor's behalf.

Agent, Issuing Bank, and each Lender may conclusively rely on the certificates delivered pursuant to this SECTION 3.01 until it receives notice in writing to the contrary.

   (e) Agent shall have received, in form and substance satisfactory to it,
(i) certificates from the Secretary of State and other appropriate officials of the state of organization, all issued within ten days of the Effective Date, certifying that each Obligor which is a corporation or partnership is duly organized, validly existing, and in good standing in said state as of the respective dates thereof, and (ii) with respect to each other jurisdiction in which the nature of such Obligor's business is such that qualification to do business in necessary or advisable, certificates of appropriate authorities in each such jurisdiction, all issued within ten days of the Effective Date, to the effect that such Obligor is in good standing and duly qualified to transact business in each such jurisdiction.

   (f) Agent shall have received (in sufficient counterparts as determined by Agent):

       (i) opinions of counsel to Borrower and each other Obligor, dated the Effective Date, in the form of EXHIBIT G, together with duly executed instruction letters in the form of EXHIBIT H;

      (ii) duly executed Solvency Certificates for Borrower and each other Obligor, in the form of EXHIBIT I;

     (iii)   the duly executed Guaranty of each Guarantor;

      (iv) a Borrowing Notice, a Compliance Certificate (with calculations for the 365-day period ended on the Effective Date), and a Borrowing Base Certificate dated as of the Effective Date;

       (v) copies of insurance binders or certificates covering the Inventory;

      (vi) copies of each executed Note Purchase Agreement, each Senior Note and each other Senior Note Paper, each in form and substance acceptable to Determining Lenders;

     (vii) copies of all documentation relating to Debt owed by Borrower and each other Obligor of Borrower to any Person, including without limitation, all credit agreements, notes, collateral documents, bonds, instruments and other documentation;

    (viii) copies of the projected financials of Borrower for the following year, certified by an authorized officer to be prepared in good faith and to be an accurate representation of management's projected financial condition of Borrower;

      (ix) copies of this Agreement and all Loan Papers, pursuant to terms and conditions required by Agent, all in form and substance satisfactory to Agent and completed and executed by each Obligor and any other Person, as appropriate;

       (x) a description in detail satisfactory to Agent describing all Litigation (excluding Litigation all expenses and potentially liability with respect to which is entirely covered by insurance) related to each Obligor which if adversely determined could reasonably be expected to result in a Material Adverse Change; and

      (xi) financial statements for Borrower, including the most recent audited financial statements of Borrower and each subsequent unaudited interim financial statement of each Obligor.

   (g) Payment of all fees (including reasonable attorneys' fees incurred by Agent in the preparation and negotiation of this Agreement, the Loan Papers and this loan facility).

   (h) Borrower shall have paid all outstanding Obligations (as that term is defined in the Existing Agreement).

   (i) Each Obligor shall have performed each of its obligations pursuant to the Loan Papers.

   3.02. CONDITIONS PRECEDENT TO ALL ADVANCES AND LETTERS OF CREDIT. The obligation of each Lender to make each Advance (including the Initial Advance) and of Issuing Bank to issue each Letter of Credit shall be subject to the further conditions precedent that on the date of such Advance or the issuance of such Letter of Credit (a) the following statements shall be true (and the delivery of each Borrowing Notice under SECTION 2.02(a) and each Conversion or Continuation Notice under SECTION 2.08(b), or the failure to deliver a Conversion or Continuation Notice under SECTION 2.08(b), and each Notice of Issuance under SECTION 2.15(b) shall constitute a representation that on the disbursement or issuance date (except as to representations and warranties which (i) refer to a specific date, (ii) have been modified by transactions permitted pursuant to this Agreement or any other Loan Paper, or
(iii) have been specifically waived in writing by Agent) they are true):

       (i) The representations and warranties contained in ARTICLE IV are true and correct on such date, as though made on and as of such date,

      (ii) No event has occurred and is continuing, or would result from such Advance or the issuance of such Letter of Credit (including the intended application of the proceeds of such Advance or such Letter of Credit, that does or could constitute a Default or Event of Default, and

     (iii) Each Subsidiary of Borrower shall have executed and delivered to Agent a Guaranty;

and (b) which respect to any Lender which has not previously made an Advance and any participant which has not previously advanced funds to a Lender for an Advance, Agent shall have received, in form and substance acceptable to it, such other approvals, documents, certificates, opinions, and information as it may deem necessary or appropriate for such Lender or participant.


ARTICLE IV. REPRESENTATIONS AND WARRANTIES

   Borrower represents and warrants to Agent, Issuing Bank, and each Lender that the following are true and correct:

   4.01. ORGANIZATION AND QUALIFICATION. Borrower is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia. Borrower is qualified to do business in all jurisdictions where the nature of its business or Properties require such qualification, except where the failure to so qualify would not result in a Material Adverse Change. Set forth on SCHEDULE 4.01-a is a complete and accurate listing of Borrower, showing
(a) its street and mailing address, which is its principal place of business and executive office, (b) the classes of equity interests capital stock authorized and outstanding, and (c) all outstanding options, rights, rights of conversion or purchase, rights of first refusal, and similar rights relating to the equity interests of Borrower. Ashley is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia. Cameron is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia. CABP is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Arizona. Each of Ashley, Cameron and CABP is qualified to do business in all jurisdictions where the nature of its business or Properties require such qualification, except where the failure to so qualify would not result in a Material Adverse Change. Set forth on SCHEDULE 4.01-b is a complete and accurate listing, with respect to Ashley, Cameron and CABP, showing (a) its street and mailing address, which is its principal place of business and executive office, (b) the classes of capital stock and the numbers of shares authorized and outstanding, (c) each legal and beneficial owner of outstanding capital stock on the date hereof, indicating the ownership percentage, and (d) all outstanding options, rights, rights of conversion or purchase, rights of first refusal, and similar rights relating to the equity interests of such Obligor. Each of Borrower and each other Obligor has all requisite corporate power and authority to own, operate and encumber its Property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement and the other Loan Papers. All of the outstanding common stock of each Obligor is validly issued, fully paid, and nonassessable.

   4.02.   DUE AUTHORIZATION; VALIDITY.  The Board of Directors of each
Obligor have duly authorized the execution, delivery, and performance of the Loan Papers to be executed by such Obligor. No consent of the stockholders of any Obligor (except any consent already obtained) is required as a prerequisite to the validity and enforceability of any Loan Papers or any other document contemplated hereby. Each Obligor has full legal right, power, and authority to execute, deliver, and perform under the Loan Papers to be executed and delivered by it. The Loan Papers constitute the legal, valid, and binding obligations of each Obligor (as to each Loan Paper to which it is a party) enforceable in accordance with their terms (subject as to enforcement of remedies to any applicable Debtor Relief Laws).

   4.03. CONFLICTING AGREEMENTS AND OTHER MATTERS. The execution or delivery of any Loan Paper, and performance thereunder, does not conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any Properties of any Obligor under, or require any consent (other than consents already obtained), approval, or other action by, notice to, or filing with any Tribunal or Person pursuant to, the corporate governance documents of such Obligor, any award of any arbitrator, or any agreement, instrument, or Law to which such Obligor or any of its Properties is subject.

   4.04. FINANCIAL STATEMENTS; FISCAL YEAR. The financial statements of Borrower and its Subsidiaries dated October 31, 1995 delivered to Agent fairly present its financial condition and the results of operations as of the dates and for the periods shown, all in accordance with GAAP. Such financial statements reflect all material liabilities, direct and contingent, of Borrower and its Subsidiaries that are required to be disclosed in accordance with GAAP. As of the date of such financial statements, there were no Contingent Liabilities, liabilities for Taxes, forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments that are not reflected on such financial statements or otherwise disclosed in writing to Agent. Since October 31, 1995, there has been no Material Adverse Change. Borrower and each other Obligor is Solvent. The projected financial statements of Borrower dated February 7, 1996 delivered to Agent were prepared in good faith and management believes them to be based on reasonable assumptions (each of which are stated in such statement) and to provide reasonable estimations of future performance as of the dates and for the periods shown for Borrower, subject to the uncertainty and approximation inherent in any projections. Borrower's fiscal year ends on October 31.

   4.05. LITIGATION. Shown on SCHEDULE 4.05 is all Litigation (other than Litigation involving counterclaims against an Obligor as part of Litigation initiated by such Obligor for collection of an Account) that is pending and, to Borrower's best knowledge, threatened against each Obligor on the date hereof which if adversely determined could reasonably be expected to result in a Material Adverse Change. There is no pending or, to Borrower's best knowledge, threatened Litigation against any Obligor that could constitute a Material Adverse Change.

   4.06. COMPLIANCE WITH LAWS REGULATING THE INCURRENCE OF DEBT. No proceeds of any Advance or Letter of Credit will be used directly or indirectly to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance or Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Following Borrower's intended use of the proceeds of each Advance or Letter of Credit, not more than 25% of the value of the assets of Borrower will be "margin stock" within the meaning of Regulation U. No Obligor is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding acts have been amended), or any other Law that the incurring of Debt by such Obligor would violate in any material respect, including without limitation Laws relating to common or contract carriers or the sale of electricity, gas, steam, water, or other public utility services.

   4.07. LICENSES, TITLE TO PROPERTIES, AND RELATED MATTERS. Each Obligor possesses all material Licenses and is not in violation thereof in any material respect. Each Obligor has full power, authority, and legal right to own and operate its Properties, and to conduct its business. Each Obligor has good and indefeasible title (fee or leasehold, as applicable) to its Properties, subject to no Lien of any kind, except as permitted hereunder. No Obligor is in violation of its corporate governance documents, or any Law, or material agreement or instrument binding on or affecting it or any of its Properties. No business or Properties of any Obligor is affected by any strike, lock-out, or other labor dispute, drought, storm, earthquake, embargo, act of God or public enemy, or other casualty that could constitute a Material Adverse Change.

   4.08. OUTSTANDING DEBT; EXISTING LIENS. No Obligor has any outstanding Debt or Contingent Liabilities, except as shown on SCHEDULE 4.08-a, and neither it nor any of its Properties are subject to any Liens, except as shown on
SCHEDULE 4.08-b. SCHEDULE 4.08-a is a complete and correct description of each Note Purchase Agreement, each Senior Note, each other Senior Note Paper, and each Senior Holder. No equity interest of any Obligor (other than Borrower) is subject to any Lien, including any restriction on hypothecation or transfer.

   4.09. TAXES. Each Obligor has filed all federal, state, and other Tax returns (or extensions related thereto) which are required to be filed, and has paid all Taxes as shown on said returns, as well as all other Taxes, to the extent due and payable before penalty. All Tax liabilities of each Obligor are adequately provided for on its books, including interest and penalties, and adequate reserves have been established therefor in accordance with GAAP. Except as shown on SCHEDULE 4.09, no income Tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid other than income tax liabilities being contested in good faith and for which adequate reserves have been established therefor in accordance with GAAP, and no taxing authority has notified any Obligor of any deficiency in any Tax return.

   4.10. ERISA. Each Plan has satisfied the minimum funding standards under all Laws applicable thereto, and no Plan has an accumulated funding deficiency thereunder. No Obligor has incurred any material liability to the PBGC with respect to any Plan. No ERISA Event has occurred with respect to any Plan. No Obligor has participated in any Prohibited Transaction with respect to any Plan or trust created thereunder, and the consummation of the transactions contemplated hereby will not involve any Prohibited Transaction. Neither any Obligor nor any ERISA Affiliate has incurred any Withdrawal Liability to any Multiemployer Plan. Neither any Obligor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA.

   4.11. ENVIRONMENTAL LAWS. The real Properties (whether leased or owned) of each Obligor, and the operations conducted thereon by it or, to Borrower's best knowledge, any current or prior owner or operator thereof,
(a) do not violate and have not violated any applicable Environmental Law, the violation of which would constitute a Material Adverse Change or result in costs, penalties, fines, or damages in an aggregate amount of $1,000,000 or more, and (b) are not subject to any pending or threatened investigation or proceeding by any Tribunal or to any remedial obligations under any Environmental Law. All Licenses have been obtained or filed that are required under any Environmental Law in connection with the use of such Property and assets (including without limitation past or present treatment, storage, disposal, or release of any Hazardous Materials into the environment). No Hazardous Materials are generated, produced, or stored at or in connection with the Properties and operations of any Obligor. Each Obligor has taken all appropriate steps to determine, and has determined, that no Hazardous Materials have been disposed of or otherwise released on or to any Property on which any operations of such Obligor are conducted, except in compliance with Environmental Laws. No Obligor has any material potential liability with respect to any release of any Hazardous Materials into the environment. The use which each Obligor makes or intends to make of the real Property (whether leased or owned) on which any of its operations are conducted will not result in the unlawful or unauthorized disposal or other release of any Hazardous Materials, except in compliance with applicable Environmental Laws. Each Obligor has delivered to Agent copies of all environmental studies and reports conducted or received by such Obligor in connection with its real Properties. Such studies cover all real Property in which such Obligor has an interest.

   4.12. INVESTMENTS; SUBSIDIARIES. No Obligor has any Investments except as described on SCHEDULES 4.01-a, 4.01-b and 4.12 and as permitted by SECTION
5.09. SCHEDULES 4.01-a and 4.01-b are a complete and accurate listing of each Subsidiary of each Obligor, showing (a) its complete name, (b) its jurisdiction of organization, (c) its capital structure, (d) its street and mailing address, which is its principal place of business and executive office and (e) all interest in such Subsidiary owned by such Obligor.

   4.13. CERTAIN FEES. No broker's, finder's, management fee or other fee or commission will be payable by Borrower (other than to Agent and Lenders hereunder and to NationsBanc Capital Markets, Inc.). Borrower hereby agrees to indemnify and hold harmless Agent and each

Lender from and against any claims, demand, liability, proceedings, costs or expenses asserted with respect to or arising in connection with any such fees or commissions.

   4.14. CABP. CABP owns no Property other than (a) trademarks, patents and copyrights, and associated goodwill, applications for trademarks, patents and copyrights, and other property which is intangible intellectual property,
(b) licenses from CABP to Borrower, Ashley and Cameron of Property described in CLAUSE (a), (c) demand deposit accounts the aggregate balance of which is not in excess of an amount reasonable and necessary to the business operations of CABP, and (d) other Property of nominal value reasonable and necessary to the business operations of CABP.

   4.15. DISCLOSURE. Borrower has not made a material misstatement of fact, or failed to disclose any fact necessary to make the facts disclosed not misleading, to Agent or any Lender during the course of application for and negotiation of any Loan Papers or otherwise in connection with any Advance or any Letter of Credit. There is no fact known to Borrower that materially adversely affects any Obligor's Properties or business, or that would constitute a Material Adverse Change, and that has not been set forth in the Loan Papers or in other documents furnished to Agent or each Lender.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES, DISCLAIMERS, WAIVERS, ETC. All representations, warranties, disclaimers and waivers made under this Agreement and each other Loan Paper shall survive the execution and effectiveness of this Agreement and shall be deemed to be made at and as of the Effective Date and at and as of the date of each Advance and issuance of each Letter of Credit, and each shall be true and correct when made, except to the extent (a) previously fulfilled in accordance with the terms hereof, (b) subsequently inapplicable, or
(c) previously waived in writing by Agent and Lenders with respect to any particular factual circumstance.


ARTICLE V. NEGATIVE COVENANTS

   So long as the Commitment or any Advance or any Reimbursement Obligations is outstanding, or Borrower or any other Obligor owes any other amount hereunder or under any other Loan Paper:

   5.01. CURRENT RATIO. Borrower shall not permit the ratio of Current Assets to Current Liabilities as at any date to be less than 1.50 to 1.

   5.02. TANGIBLE NET WORTH. Borrower shall not permit Tangible Net Worth as at any date to be less than the sum of (a) $50,000,000, plus (b) 50% of cumulative Net Income reported for each fiscal quarter of Borrower in which Net Income is a positive number commencing with the fiscal quarter of Borrower ending on January 31, 1996, plus (c) 100% of Equity Proceeds.

   5.03. FUNDED DEBT TO EBITDA RATIO. Borrower shall not permit the Funded Debt to EBITDA Ratio as at any date to exceed 3.5 to 1.

   5.04. FIXED CHARGES COVERAGE RATIO. Borrower shall not permit the Fixed Charges Coverage Ratio as at any date to be less than 2.00 to 1.

   5.05. RESTRICTED PAYMENT. Borrower shall not, and shall not permit any Subsidiary of Borrower to, make any Restricted Payment; PROVIDED, that if no Default or Event of Default exists or will result therefrom, (a) Borrower may make cash Distributions in a fiscal year to holders of Borrower's equity securities in an aggregate amount not greater than the Permitted Amount, (b) Ashley and Cameron may make Distributions to Borrower, (c) CABP may make Distributions to Borrower, Ashley and Cameron, (d) Ashley may make cash payments to CGW in accordance with the Ashley Management Agreement, and (e) Cameron may make cash payments to CGW in accordance with the Cameron Management Agreement; PROVIDED FURTHER, that no Distribution otherwise permitted by SECTION 5.05(a) shall be made prior to receipt by Agent of the financial statements of Borrower and its Subsidiaries required by SECTION 6.10(b) for the fiscal year to which such proposed Distribution is attributable and a Compliance Certificate prepared after giving effect to such proposed Distribution.

   5.06. CAPITAL EXPENDITURES. Borrower shall not, and shall not permit any Subsidiary of Borrower to, pay or incur Capital Expenditures (in the aggregate for Borrower and its Subsidiaries) in excess of $9,000,000 during any fiscal year of Borrower.

   5.07. DEBT. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, become, or be liable in any manner in respect of, or suffer to exist, any Debt, except (a) Debt under the Loan Papers, (b) Funded Debt under each Note Purchase Agreement and guaranties of such Debt made by Subsidiaries of Borrower, (c) other Debt in existence on the date hereof, as shown on SCHEDULE 4.08-a, (d) purchase money Debt incurred for the acquisition of tangible assets, provided the aggregate principal amount of such Debt incurred in any fiscal year shall not exceed $1,000,000, (e) trade payables incurred and paid in the ordinary course of business, (f) Contingent Liabilities under or relating to the Loan Papers,
(g) Contingent Liabilities in existence on the date hereof, as shown on
SCHEDULE 4.08-a, (h) Debt of each Subsidiary of Borrower to Borrower, (i) Contingent Liabilities resulting from the endorsement of negotiable instruments for collection in the ordinary course of business, (j) Convertible Subordinated Debt in an aggregate principal amount not to exceed at any time $25,000,000, (k) as to Borrower and its Subsidiaries on a consolidated basis, other Debt not to exceed at any time, in the aggregate principal amount, the difference between (i) $10,000,000, minus (ii) the sum of all Attributable Debt in respect of all Sale and Leasebacks occurring on and after the Effective Date and (l) renewals and restatements of any Debt described in SECTIONS 5.07(a) through (k), provided the principal amount of the Debt renewed or restated does not exceed the principal amount of such Debt immediately prior to such renewal or restatement.

   5.08. DISPOSITIONS OF ASSETS. Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, or otherwise dispose of any of its assets, except Permitted Dispositions.

   5.09. MERGER; CONSOLIDATION; INVESTMENTS. Borrower shall not, and shall not permit any of its Subsidiaries to, merge into, consolidate with, or make any Investment in, any Person, permit any other Person to merge into or consolidate with it, or form or acquire any Subsidiary, except (a) Investments existing on the date hereof as shown on SCHEDULE 4.12, (b) Restricted Investments, (c) Permitted Acquisitions, if not less than ten Business Days prior to the effective date of the proposed acquisition, Borrower shall have delivered to Agent (A) a detailed written description of the proposed Permitted Acquisition, (B) a statement certified by an authorized officer that the proposed transaction complies with the requirements of a Permitted Acquisition and stating that no Default or Event of Default exists prior to or will exist upon consummation of the proposed Permitted Acquisition, (C) a Compliance Certificate (with calculations for the 365-day period ended on the effective date of the proposed acquisition) prepared as of the effective date of the proposed Permitted Acquisition and based on PRO FORMA financial statements for Borrower giving effect to such transaction (which financial statements shall not exclude any expenses Borrower projects to be eliminated by such proposed acquisition), and (D) projected financial statements for Borrower for the three-year period following the effective date of the proposed transaction giving effect to such transaction, (d) Borrower may organize new Subsidiaries; PROVIDED, (i) such Subsidiary executes and delivers to Agent a Guaranty and such other documents as Agent may reasonably request prior to such Subsidiary's engaging in any activities other than organizational activities and (ii) no Default or Event of Default results from the creation of such Subsidiary, (e) the merger or consolidation of Wholly-Owned Subsidiaries of Borrower between themselves or into Borrower so long as Borrower is the surviving entity, (f) the merger or consolidation of any other Person with or into Borrower so long as Borrower is the surviving entity and no Default or Event of Default exists prior to or as a result of such merger or consolidation, and (g) Investments in account receivables arising in the ordinary course of business.

   5.10. LIENS. Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any of its Properties, except (a) Liens created by the Loan Papers, (b) Liens in existence on the date hereof, as shown on SCHEDULE 4.08-b, (c) Tax, mechanics', materialmen's, warehousemen's, laborer's and landlord and other similar Liens relating to amounts that are not yet due and payable, or that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established, (d) Liens securing Debt permitted under SECTION 5.07(d), provided such Lien shall encumber only the specific property acquired by such Debt, (e) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or similar legislation; and (f) easements, right-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person. Borrower shall not, and shall not permit any of its Subsidiaries to, hereafter agree with any Person (other than Agent) not to grant a Lien on any of its assets or not to permit the pledge any of its equity interest (except as may be provided in each Note Purchase Agreement).

   5.11. FISCAL YEAR AND ACCOUNTING METHOD. Without Agent's prior written approval, Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year or method of accounting, except as may be required by GAAP.

   5.12. ISSUANCE OF CAPITAL STOCK; AMENDMENT OF CHARTER. Borrower shall not permit any of its Subsidiaries to, issue, sell or otherwise dispose of any capital stock in such Person, or any options or rights to acquire such capital stock. Borrower shall not sell, transfer, encumber or otherwise dispose of any equity interest or ownership interest in any Subsidiary of Borrower and shall not permit any Subsidiary of Borrower to sell, transfer, encumber or otherwise dispose of any equity interest or ownership interest in any Person which is a Subsidiary of such Subsidiary of Borrower. Borrower shall not amend its articles of organization or bylaws, and Borrower shall not permit any of its Subsidiaries to amend its articles of organization or bylaws in any manner which impairs or revokes any approval related to the Loan Papers.

   5.13. CHANGE OF OWNERSHIP. Borrower shall not, and shall not permit any of its Subsidiaries to, permit any change in the ownership of Ashley, Cameron and CABP from the ownership thereof as of the date hereof as disclosed on SCHEDULE 4.01-b.

   5.14. SALE AND LEASEBACK. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Sale and Leaseback if the Attributable Debt of such Sale and Leaseback exceeds the difference between (a) $10,000,000, minus (b) the sum of (i) the aggregate amount of all Attributable Debt of all other Sale and Leasebacks occurring on and after the Effective Date plus (ii) the aggregate outstanding principal amount of other Debt of Borrower and its Subsidiaries permitted pursuant to SECTION 5.07(k).

   5.15. BUSINESS. Borrower shall not, and shall not permit any of its Subsidiaries to, change the nature of its business as now conducted.

   5.16. TRANSACTIONS WITH AFFILIATES. Except as permitted herein, Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or be party to a transaction with any Affiliate of such Person, except on terms no less favorable than could be obtained on an arm's-length basis with a Person that is not an Affiliate of such Person.

   5.17. COMPLIANCE WITH ERISA. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, or permit any member of such Person's Controlled Group to directly or indirectly, (a) terminate any Plan so as to result in any material (in the opinion of Agent) liability to any Obligor or any member of its Controlled Group, (b) permit to exist any ERISA Event, or any other event or condition which presents the risk of any material (in the opinion of Agent) liability of any Obligor or any member of its Controlled Group, (c) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any material (in the opinion of Agent) liability to any Obligor or any member of its Controlled Group, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder (except in the ordinary course of business consistent with past practice) which could result in any material (in the opinion of Agent) liability to any Obligor or any member of its Controlled Group, or (e) permit the present value of all benefit liabilities, as defined in Title IV of ERISA, under each Plan of each Obligor or any member of its Controlled Group (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) to materially (in the opinion of Agent) exceed the fair market value of Plan assets allocable to such benefits all determined as of the most recent valuation date for each such Plan.

   5.18. NOTE PURCHASE AGREEMENT. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or permit to exist any amendment or restatement of any Note Purchase Agreement, Senior Note or other Senior Note Paper which has the effect of (a) increasing the principal amount of all Senior Notes outstanding on the Effective Date, minus the aggregate amount of all principal of all Senior Notes repaid on and after the Effective Date, (b) increasing any applicable interest rate, (c) accelerating any date specified for a required prepayment or repayment of principal of any Senior Note, (d) increasing the amount of any required prepayment or repayment of principal of any Senior Note, or (e) increasing the obligations of any guarantor of any obligations under any Note Purchase Agreement, any Senior Note or other Senior Note Paper.

   5.19. SWAP EXPOSURE. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or become liable in respect of any Interest Hedge Agreement pursuant to which the aggregate notional amount (together with the aggregate notional amount of all other Interest Hedge Agreements) exceeds the aggregate principal amount of all Advances.

   5.20. SUBSIDIARIES AND OBLIGORS. Borrower shall not permit any of its Subsidiaries and Affiliates or any other Obligor to violate any provision of this ARTICLE V.


ARTICLE VI. AFFIRMATIVE COVENANTS

   So long as the Commitment or any Advance or any Reimbursement Obligations is outstanding, or Borrower or any other Obligor owes any other amount hereunder or under any other Loan Paper:

   6.01.   PRESERVATION OF EXISTENCE AND SIMILAR MATTERS. Borrower shall:

   (a) preserve and maintain, or timely obtain and thereafter preserve, maintain and comply with, its existence, Rights, franchises, Licenses, authorizations, consents, privileges and all other authorizations from any Tribunal, the loss of which could have a Material Adverse Effect; and

   (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified and authorized would not result in a Material Adverse Change.

   6.02. LICENSES AND MATERIAL AGREEMENTS. Borrower shall maintain and comply in all material respects with all agreements necessary for it to own, maintain, or operate any of its businesses or Properties.

   6.03. COMPLIANCE WITH LAWS. Borrower shall comply in all material respects with all applicable Laws.

   6.04. MAINTENANCE OF PROPERTIES. Borrower shall maintain or cause to be maintained all its Properties in good repair, working order and condition, taken as a whole, ordinary wear and tear excepted, and from time to time make or cause to be made all appropriate repairs, renewals, replacements, additions, betterments and improvements thereto.

   6.05. PAYMENT OF TAXES AND OTHER INDEBTEDNESS. Borrower will pay and discharge (a) before penalty all Taxes, (b) when due all lawful claims (including claims for labor, materials and supplies), which, if unpaid, might give rise to a Lien upon any of its property, except to the extent contested in good faith and for which adequate reserves have been established therefor in accordance with GAAP, and (c) when due all of its other Debt, obligations and liabilities to the extent that the failure to so pay would result in an Event of Default described in SECTION 7.01(h), except as prohibited hereunder.

   6.06. ERISA COMPLIANCE. Borrower will (a) make prompt payment of all contributions required under all Plans, and (b) notify Agent immediately if (i) there is a "complete withdrawal" or "partial withdrawal" (as described in ERISA Sections 4203 and 4205, respectively) by Borrower or any ERISA Affiliate of Borrower from a Multiemployer Plan, (ii) Borrower or any ERISA Affiliate of Borrower is in "default" (as defined in ERISA Section 4219 (c) (5)) with respect to payments to a Multiemployer Plan required by reason of its complete or partial withdrawal from such Plan, (iii) a Multiemployer Plan of Borrower is in "reorganization" (as described in Internal Revenue Code Section 418 or in Title IV of ERISA) or has "terminated" (as described in ERISA Section 4041A), or (iv) there is an action brought against Borrower or any ERISA Affiliate for failure to make contributions as required by ERISA Section 515.

   6.07.   INSURANCE. Borrower shall:

   (a) OBTAIN AND MAINTAIN INSURANCE. Maintain and keep in force the following policies of insurance:

      (i) HAZARD INSURANCE. Insurance against loss or damage to each Facility by fire and any of the risks covered by insurance of the type now known as "all risk coverage," in an aggregate amount satisfactory to Agent or the full replacement cost of the Facility, including, without limitation, the cost of debris removal (exclusive of the cost of excavations, foundations, and footings below the lowest basement floor), whichever is greater; and a deductible from the loss payable for any casualty not to exceed $25,000 per occurrence, unless a higher amount is required by applicable Law. The policies of insurance carried in accordance with this SECTION 6.07 (a) (i) shall contain the "Replacement Cost Endorsement" and an "Agreed Amount Endorsement";

      (ii) BUSINESS INTERRUPTION INSURANCE. Business interruption insurance in the minimum amount equal to Borrower's Net Income for the preceding fiscal year divided by four;

     (iii) PERSONAL PROPERTY INSURANCE. Insurance against loss or damage to any personal property of Borrower and its Subsidiaries by fire and other risks covered by insurance of the type now known as "all risk coverage";

      (iv) PUBLIC LIABILITY INSURANCE. Comprehensive public liability insurance (including, without limitation, coverage for elevators and escalators) on an "occurrence basis" against claims for "personal injury", including, without limitation, bodily injury, death or property damage occurring on, in or about the Facility and the adjoining streets, sidewalks and passageways, such insurance to afford immediate minimum protection to a limit of not less than $10,000,000 for bodily injury and property damage for any single occurrence;

      (v) WORKERS' COMPENSATION INSURANCE. Either or a combination of workers' compensation insurance (including, without limitation, employer's liability insurance) or a program of self-insurance (if permitted by applicable Law) for all employees of Borrower and its Subsidiaries required to be covered by applicable Law in such amount as is generally carried in accordance with sound business practice by companies in similar businesses similarly situated, or, if higher limits are established by applicable Law, then in such amounts; and

      (vi) OTHER INSURANCE. Such other insurance, and in such amounts, as may be required by any Tribunal having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in businesses similarly situated or as may be reasonably required from time to time by Agent.

   (b) GENERAL INSURANCE PROVISIONS. Cause all policies of insurance required by the provisions of SECTION 6.07(a) to:

      (i) Contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act or negligence of the insured which might otherwise result in forfeiture of said insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the insured;

      (ii) Be issued by companies having an A.M. Best Co. policyholder's rating of "A" or better and a financial size category of "V" or better. Insurance carriers with lesser ratings are acceptable if they present a reinsurance agreement containing a direct access clause with a company or companies that meet such rating requirement. Coverage amounts shall not exceed 5% of carrier surplus and capital values unless approved in writing by Agent or reinsurance is carried;

     (iii) Be issued by carriers that are fully and properly licensed in each appropriate State; and

      (iv)   Otherwise be in form and substance satisfactory to Agent.

   (c) EVIDENCE OF INSURANCE. Furnish Agent with an original copy of all policies of required insurance. The required insurance may be provided through one or more blanket policies carried by Borrower and covering more than one location, in which event Borrower shall furnish Agent with a certificate of insurance for each such policy setting forth the coverage, the limits of liability, the name of the carrier, the policy number, and the expiration date and, if requested by Agent, a certified copy of the blanket policy or policies. Borrower shall also furnish or cause to be furnished to Agent (i) no later than fifteen Business Days before the applicable renewal date a copy of all binders of coverage, on which binders are indicated the terms of payment, deductibles, policy amounts and other relevant information, and (ii) within ten Business Days after each such renewal date, evidence of the payment of all premiums payable in connection with such renewal. Within ninety days after the end of each fiscal year, Borrower shall deliver to Agent a report describing all insurance coverage of Borrower.

   6.08. INSPECTION RIGHTS. Borrower shall permit Agent, upon reasonable notice and during normal business hours, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its Properties and to discuss its affairs, finances, and accounts with any of its officers or accountants, all as Agent may request.

   6.09. RECORDS AND BOOKS OF ACCOUNT; CHANGES IN GAAP. Borrower shall keep adequate records and books of account in conformity with GAAP.

   6.10.   REPORTING REQUIREMENTS. Borrower shall furnish to Agent and each
Lender:

   (a) As soon as available and in any event within forty-five days after the end of each fiscal quarter, the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the consolidated and consolidating statements of income, changes in shareholders' equity and changes in cash flow of Borrower and its Subsidiaries for such fiscal quarter and for the portion of the fiscal year ending with such fiscal quarter, setting forth, in comparative form, results for the corresponding periods in the previous fiscal year, all in reasonable detail, and certified by an officer of Borrower acceptable to Agent as prepared in accordance with GAAP, and fairly presenting the financial condition and results of operations of

Borrower and its Subsidiaries (subject to changes resulting from an audit and normal year-end adjustments);

   (b) As soon as available and in any event within ninety days after the end of each fiscal year of Borrower, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and consolidated and consolidating statements of income, changes in shareholders' equity, and changes in cash flow of Borrower and its Subsidiaries for such fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an unqualified opinion of Auditor, which opinion shall state that said financial statements were prepared in accordance with GAAP, that the examination by Auditor in connection with such financial statements was made in accordance with generally accepted auditing standards, and that said financial statements present fairly the financial condition and results of operations of Borrower and its Subsidiaries;

   (c) Promptly upon the first to occur of their becoming available or their filing with the appropriate Tribunal, a copy of each Form 10-Q for each fiscal quarter, each Form 10-K for each fiscal year, if required to be prepared under Regulation 14a-3, promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, a copy of Borrower's proxy materials provided to its shareholders, financial statement, report, notice, proxy statement, regular, periodic or special report, registration statement, prospectus, and all other information, and all amendments thereto, together with all exhibits and schedules to each of the foregoing, filed by Borrower or any of its Subsidiaries with the Securities and Exchange Commission or any similar Tribunal, or otherwise provided to holders of securities issued by Borrower or any of its Subsidiaries;

   (d) Promptly upon receipt thereof, copies of all material reports or letters submitted to Borrower by Auditor or any other accountants in connection with any annual, interim, or special audit, including without limitation the comment letter submitted to management in connection with any such audit;

   (e) Together with each set of financial statements delivered pursuant to
SECTION 6.10(a) and (b), a Compliance Certificate (with calculations for the 365-day period ended on such fiscal quarter end);

   (f) As soon as available and in any event within twenty days after the end of each month, a Borrowing Base Certificate for such month;

   (g) As soon as possible and in any event within two Business Days after knowledge by an officer of Borrower of the occurrence of any Default or Event of Default, a notice from an officer of Borrower acceptable to Agent, setting forth the details of such Default or Event of Default, and the action being taken or proposed to be taken with respect thereto;

   (h) (i) As soon as possible and in any event within two days after knowledge thereof by an officer of Borrower, notice of any Litigation pending or threatened against Borrower or any Obligor which, if determined adversely, could result in judgment, penalties, or damages equal to or in excess of $2,000,000, together with a statement of an officer of Borrower acceptable to Agent, describing the allegations of such Litigation, and the action being taken or proposed to be taken with respect thereto, (ii) within ninety days after the end of each fiscal year, complete reports by counsel to Borrower and each Obligor, describing all Litigation of Borrower and each Obligor, and (iii) within forty-five days after each fiscal quarter in which a material change in reported Litigation of the nature described above has occurred or additional Litigation has been threatened or commenced, reports by counsel to Borrower and each Obligor, describing such material changes in or additions to the last annual Litigation report;

   (i) As soon as possible and in any event within two days after knowledge thereof by an officer of Borrower, notice of any claimed default, actual default or the occurrence of any event or existence of any condition the effect of which is to cause or permit the acceleration of any Debt of or secured by any assets of any Obligor, with respect to Debt in the aggregate amount equal to or in excess of $2,000,000;

   (j) Promptly after filing or receipt thereof by an officer of Borrower, copies of all reports and notices that Borrower, any of its Subsidiaries and Affiliates and each Obligor (i) files or receives in respect of any Plan with or from the Internal Revenue Service, the PBGC, or the United States Department of Labor, or (ii) furnishes to or receives from any holders of any Debt or Contingent Liability that is not duplicative of, or subsumed in, reports or notices provided to Agent or Lenders hereunder, if in the case of CLAUSES (i) and (ii), any information or dispute referred to therein could result in a Default or an Event of Default;

   (k) Borrower will notify Lender in writing, promptly upon Borrower learning, of any of the following which has a reasonable likelihood of resulting in liability in excess of $500,000:

      (i) each Environmental Claim which Borrower receives, including one to take any remedial, removal or other action with respect to any Hazardous Materials contained on any property, whether or not owned by Borrower;

      (ii)   each notice of violation of any Environmental Law; and

      (iii) each commencement of any judicial or administrative proceeding or investigation concerning an Environmental Claim with respect to Borrower;

   (l) As soon as possible and in any event within five days after knowledge thereof by an officer of Borrower, notice of any act, event or circumstance which could reasonably be foreseen to cause or result in a Material Adverse Change, together with a statement of an officer of Borrower acceptable to Agent, describing the circumstances surrounding the same, and the action being taken or proposed to be taken with respect thereto;

   (m) As soon as possible and in any event within five days after the occurrence thereof, notice of any requested amendment or restatement and any effective amendment or restatement of any Note Purchase Agreement, any Senior Note or any other Senior Note Paper, and any assignment of any Senior Note or any other Senior Note Paper, together with copies of each document related thereto; and

   (n) Promptly upon written request, such other information concerning the condition or operations of Borrower or any other Obligor, financial or otherwise, as Agent may from time to time request.

   6.11.   SOLVENCY. Each Obligor shall continue to be Solvent.

   6.12. SUBSIDIARIES AND OBLIGOR. Borrower shall cause each of its Subsidiaries and Affiliates and each Obligor to comply with each provision of this ARTICLE VI.

   6.13. FURTHER ASSURANCES. Borrower will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, undertakings, or other assurances, and take any and all such other action, as Agent may, from time to time, deem reasonably necessary or proper in connection with any of the Loan Papers and the obligations of Borrower thereunder.


ARTICLE VII. EVENTS OF DEFAULT

   7.01. EVENTS OF DEFAULT. Any one or more of the following shall be an "Event of Default" hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of Law, or otherwise:

   (a) Borrower shall fail to pay any principal, interest, fees or other amounts payable under any Loan Paper on the date due;

   (b) Any representation or warranty made or deemed made by any Obligor (or any of its officers or representatives) under or in connection with any Loan Paper shall prove to have been incorrect or misleading in any material respect when made or deemed made;

   (c) Any Obligor shall fail to perform or observe any term or covenant contained in ARTICLE V;

   (d) Any Obligor shall fail to perform or observe any other term or covenant contained in any Loan Paper, other than those described in SECTION 7.01(a), (b) and (c), and such failure shall not be remedied within (i) thirty days following the earlier of knowledge thereof by such Obligor or an officer of such Obligor, or of written notice by Agent to Borrower, with respect to any failure to perform or observe the provisions of SECTIONS 6.01, 6.02, 6.03 and 6.04, and (ii) ten

Business Days following the earlier of knowledge thereof by such Obligor or an officer of such Obligor, or of written notice by Agent to Borrower, with respect to any other provision of any Loan Paper;

   (e) Any Loan Paper or provision thereof shall, for any reason, not be valid and binding on the Obligor signatory thereto, or not be in full force and effect, or shall be declared to be null and void; the validity or enforceability of any Loan Paper shall be contested by any Obligor; any Obligor shall deny that it has any or further liability or obligation under its respective Loan Papers; or any default or breach under any provision of any Loan Papers shall continue after the applicable grace period, if any, specified in such Loan Paper;

   (f) Any of the following shall occur: (i) any Obligor shall make an assignment for the benefit of creditors or be unable to pay its debts generally as they become due; (ii) any Obligor shall petition or apply to any Tribunal for the appointment of a trustee, receiver, or liquidator of it, or of any substantial part of its assets, or shall commence any proceedings relating to any Obligor under any Debtor Relief Laws; (iii) any such petition or application shall be filed, or any such proceedings shall be commenced, against any Obligor, or an order, judgment or decree shall be entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceedings;
(iv) any final order, judgment, or decree shall be entered in any proceedings against any Obligor decreeing its dissolution; or (v) any final order, judgment, or decree shall be entered in any proceedings against any Obligor decreeing its split-up which requires the divestiture of a substantial part of its assets;

   (g) Any Event of Default (as defined in each Note Purchase Agreement) shall occur;

   (h) Borrower or any other Obligor shall fail to pay any (A) Funded Debt (other than Debt under the Loan Papers or any Note Purchase Agreement) or obligations in respect of Capital Leases (other than Debt under the Loan Papers or any Note Purchase Agreement) in an aggregate amount of $5,000,000 or more when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) or (B) other Debt (other than Debt under the Loan Papers or any Note Purchase Agreement and Debt described in CLAUSE (A) immediately preceding), except to matters being disputed or contested in good faith, in an aggregate amount of $5,000,000 or more when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt (being the Debt described in either of CLAUSES (A) or (B) immediately preceding); Borrower or any other Obligor shall fail to perform or observe any term or covenant contained in any agreement or instrument relating to any such Debt, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, and can result in acceleration of the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

   (i) Any Obligor shall have any final judgment(s) outstanding against it for the payment of $5,000,000 or more, and such judgment(s) shall remain unstayed, in effect, and unpaid for the period of time after which the judgment holder may and may cause the creation of Liens against or seizure of any of its Property;

   (j) Any ERISA Event shall have occurred with respect to a Plan of Borrower, and the sum of the Insufficiency of such Plan and liabilities relating thereto is equal to or greater than $1,000,000; or Borrower or any ERISA Affiliate of Borrower shall have committed a failure described in Section 302(f)(l) of ERISA, and the amount determined under Section 302(f)(3) of ERISA is equal to or greater than $5,000,000;

   (k) Borrower or any ERISA Affiliate of Borrower shall have been notified by the sponsor of a Multiemployer Plan that (A) it has incurred Withdrawal Liability to such Plan in an amount that, exceeds $5,000,000 or requires payments exceeding $1,000,000 per annum, or (B) such Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result thereof the aggregate annual contributions to all Multiemployer Plans in reorganization or being terminated is increased over the amounts contributed to such Plans for the preceding Plan year by an amount exceeding $5,000,000;

   (l) Any Obligor shall be required under any Environmental Law (i) to implement any remedial, neutralization, or stabilization process or program, the cost of which would constitute a Material Adverse Change, or (ii) to pay any penalty, fine, or damages in an aggregate amount of $5,000,000 or more; or

   (m) Any Property (whether leased or owned), or the operations conducted thereon by any Obligor or any current or prior owner or operator thereof (in the case of real Property), shall violate or have violated any applicable Environmental Law, if such violation would constitute a Material Adverse Change; or such Obligor shall not obtain or maintain any License required to be obtained or filed under any Environmental Law in connection with the use of such Property and assets, including without limitation past or present treatment, storage, disposal, or release of Hazardous Materials into the environment, if the failure to obtain or maintain the same would constitute a Material Adverse Change.

   7.02.   REMEDIES UPON DEFAULT.  If an Event of Default described in
SECTION 7.01(F) shall occur with respect to any Obligor, the aggregate unpaid principal balance of and accrued interest on all Advances shall, to the extent permitted by applicable Law, thereupon become due and payable concurrently therewith, without any action by Agent, Issuing Bank, or any Lender, and without diligence, presentment, demand, protest, notice of protest or intent to accelerate, or notice of any other kind, all of which are hereby expressly waived. Subject to the foregoing sentence, if any Event of Default shall occur and be continuing, Agent may at its election, do any one or more of the following:


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


   (a) Declare the entire unpaid balance of all Advances immediately due and payable, whereupon it shall be due and payable without diligence, presentment, demand, protest, notice of protest or intent to accelerate, or notice of any other kind (except notices specifically provided for under SECTION 7.01), all of which are hereby expressly waived (except to the extent waiver of the foregoing is not permitted by applicable Law);

   (b) Terminate the Commitment;

   (c) Enforce any Rights under SECTION 2.15(F);

   (d) Reduce any claim of Agent, Issuing Bank, and Lenders to judgment; and

   (e) Exercise any Rights afforded under any Loan Papers, by Law, including but not limited to the UCC, at equity, or otherwise.

   7.03. CUMULATIVE RIGHTS. All Rights available to Agent, Issuing Bank, and Lenders under the Loan Papers shall be cumulative of and in addition to all other Rights granted thereto at Law or in equity, whether or not amounts owing thereunder shall be due and payable, and whether or not Agent, Issuing Bank, or any Lender shall have instituted any suit for collection or other action in connection with the Loan Papers.

   7.04. WAIVERS. The acceptance by Agent, Issuing Bank, or any Lender at any time and from time to time of partial payment of any amount owing under any Loan Papers shall not be deemed to be a waiver of any Default or Event of Default then existing. No waiver by Agent, Issuing Bank, or any Lender of any Default or Event of Default shall be deemed to be a waiver of any Default or Event of Default other than such Default or Event of Default. No delay or omission by Agent, Issuing Bank, or any Lender in exercising any Right under the Loan Papers shall impair such Right or be construed as a waiver thereof or an acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Papers or otherwise.

   7.05. PERFORMANCE BY AGENT OR ANY LENDER. Should any covenant of any Obligor fail to be performed in accordance with the terms of the Loan Papers, Agent may, at its option, perform or attempt to perform such covenant on behalf of such Obligor. Notwithstanding the foregoing, it is expressly understood that none of Agent, Issuing Bank, or any Lender assumes, and shall not ever have, except by express written consent of Agent, Issuing Bank, or such Lender, any liability or responsibility for the performance of any duties or covenants of any Obligor.

   7.06. EXPENDITURES. Borrower shall reimburse Agent, Issuing Bank, and each Lender for any reasonable sums spent by it in connection with the exercise of any Right provided herein. Such sums shall bear interest at the lesser of
(a) the greatest Base Rate (whether or not in effect), plus 4.00% and (b) the Highest Lawful Rate, from the date spent until the date of repayment by Borrower.


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

   7.07. CONTROL. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Agent, Issuing Bank, or any Lender any Rights to exercise control over the affairs and/or management of any Obligor, the power of Agent, Issuing Bank, and each Lender being limited to the Rights to exercise the remedies provided in this Article; PROVIDED, HOWEVER, that if Agent, Issuing Bank, or any Lender becomes the owner of any partnership, stock or other equity interest in any Person, whether through foreclosure or otherwise, it shall be entitled to exercise such legal Rights as it may have by being an owner of such stock or other equity interest in such Person.


ARTICLE VIII. THE AGENT

   8.01. AUTHORIZATION AND ACTION. Each Lender and Issuing Bank hereby appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Loan Papers as are delegated to the Agent by the terms of the Loan Papers, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Papers (including without limitation enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Determining Lenders (or all Lenders, if required under SECTION 9.01), and such instructions shall be binding upon all Lenders and Issuing Bank; PROVIDED, HOWEVER, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to any Loan Papers or applicable Law. Agent agrees to give to each Lender and Issuing Bank notice of each notice given to it by Borrower pursuant to the terms of this Agreement, and to distribute to each applicable Lender and Issuing Bank in like funds all amounts delivered to Agent by Borrower for the Ratable or individual account of any Lender or Issuing Bank, as appropriate.

   8.02. AGENT'S RELIANCE, ETC. Neither Agent, nor any of its directors, officers, agents, employees, or representatives shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Paper, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel (including counsel for Borrower or any of its Subsidiaries), independent public accountants, and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties, or representations made in or in connection with this Agreement or any other Loan Papers; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement or any other Loan Papers on the part of any Obligor or its Subsidiaries or to inspect the Property (including the books and records) of any


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

Obligor or its Subsidiaries; (e) shall not be responsible to any Lender or Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement, any other Loan Papers, or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Papers by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

   8.03. NATIONSBANK OF TEXAS, NATIONAL ASSOCIATION AND AFFILIATES. With respect to its Commitment, its Advances, and any Loan Papers, NationsBank of Texas, National Association has the same Rights under this Agreement as any other Lender and may exercise the same as though it were not Agent. NationsBank of Texas, National Association and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Obligor, any Affiliate thereof, and any Person who may do business therewith, all as if NationsBank of Texas, National Association were not Agent and without any duty to account therefor to any Lender.

   8.04.   LENDER  CREDIT DECISION.   Each  Lender and  Issuing Bank
acknowledges that it has, independently and without reliance upon Agent, any other Lender or Issuing Bank, and based on the financial statements referred to in SECTION 4.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon Agent, any other Lender, or Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Papers.

   8.05.   INDEMNIFICATION BY LENDERS. LENDERS SHALL INDEMNIFY AGENT, PRO
RATA, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST AGENT IN ANY WAY RELATING TO OR ARISING OUT OF ANY LOAN PAPERS OR ANY ACTION TAKEN OR OMITTED BY AGENT THEREUNDER, INCLUDING ANY NEGLIGENCE OF AGENT; PROVIDED, HOWEVER, THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Without limitation of the foregoing, Lenders shall reimburse Agent, Pro Rata, promptly upon demand for any out-of-pocket expenses (including reasonable attorneys' fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal and other advice in respect of rights or responsibilities under, the Loan Papers. Agent may make demand for any amounts claimed to be due under this
SECTION 8.05 on and after the third Business


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

Day after Borrower or any other Obligor has failed or refused to pay the full amount demanded. The indemnity provided in this SECTION 8.05 shall survive the termination of this Agreement.

   8.06. SUCCESSOR AGENT. Agent may resign at any time by giving written notice thereof to Lenders, Issuing Bank, and Borrower, and may be removed at any time with or without cause by the action of all Lenders (other than Agent, if it is a Lender). Upon any such resignation, Determining Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and shall have accepted such appointment within thirty days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a commercial bank organized under the Laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the Rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Papers, provided that if the retiring or removed Agent is unable to appoint a successor Agent, Agent shall, after the expiration of a sixty day period from the date of notice, be relieved of all obligations as Agent hereunder. Notwithstanding any Agent's resignation or removal hereunder, the provisions of this ARTICLE VIII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


ARTICLE IX. MISCELLANEOUS

   9.01. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Papers, nor consent to any departure by Borrower or any Obligor therefrom, shall be effective unless the same shall be in writing and signed by Agent with the consent of the Determining Lenders, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver, or consent shall (and the result of action or failure to take action shall not) unless in writing and signed by all of Lenders and Agent,
(a) increase the Commitment, (b) reduce any principal, interest, fees, or other amounts payable hereunder, or waive or result in the waiver of any Event of Default under SECTION 7.01(A), (c) postpone any date fixed for any payment of principal, interest, fees, or other amounts payable hereunder, (d) release any collateral or guaranties securing any Obligor's obligations hereunder, other than releases contemplated hereby and by the Loan Papers, (e) change the meaning of Specified Percentage or the number of Lenders required to take any action hereunder, or (f) amend this SECTION 9.01 or SECTION 9.03. No amendment, waiver, or consent shall affect the Rights, duties, or obligations of Agent under any Loan Papers, unless it is in writing and signed by Agent in addition to the requisite number of Lenders. No amendment, waiver, or consent shall affect the Rights, duties, or obligations of Issuing Bank under any Loan Papers, unless it is in writing and signed by Issuing Bank in addition to the requisite number of Lenders.


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

   9.02.   NOTICES.

   (a) MANNER OF DELIVERY. All notices communications and other materials to be given or delivered under the Loan Papers shall, except in those cases where giving notice by telephone is expressly permitted, be given or delivered in writing. All written notices, communications and materials shall be sent by registered or certified mail, postage prepaid, return receipt requested, by telecopier, or delivered by hand. In the event of a discrepancy between any telephonic notice and any written confirmation thereof, such written confirmation shall be deemed the effective notice except to the extent Agent, any Lender, Issuing Bank, or Borrower has acted in reliance on such telephonic notice.

   (b) ADDRESSES. All notices, communications and materials to be given or delivered pursuant to this Agreement shall be given or delivered at the following respective addresses and telecopier and telephone numbers and to the attention of the following individuals or departments:

   (a) If to Borrower:

       Cameron Ashley Building Products, Inc.
       11651 Plano Road
       Suite 100
       Dallas, Texas 75243
       Telephone No.: (214) 860-5120
       Telecopier No.: (214) 860-5148

       Attention: Mr. F. Dixon McElwee, Jr.

       with a copy to: Mr. John Davis

   (b) If to Agent or Issuing Bank:

       NationsBank of Texas, National Association
       NationsBank Plaza
       901 Main Street, 67th Floor
       Dallas, Texas 75202
       Telephone No.: (214) 508-0941
       Telecopier No.: (214) 508-0980

       Attention: Mr. Tom Blake

   (c) If to any Lender, to its address shown on SCHEDULE 9.02


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

or at such other address or, telecopier or telephone number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify for the purpose in a notice to the other specifically captioned "Notice of Change of Address".

   (d) EFFECTIVENESS. Each notice, communication and any material to be given or delivered to any party pursuant to this Agreement shall be effective or deemed delivered or furnished (i) if sent by mail, on the fifth day after such notice, communication or material is deposited in the mail, addressed as above provided, (ii) if sent by telecopier, when such notice, communication or material is transmitted to the appropriate number determined as above provided in this SECTION 9.02 and the appropriate receipt is received or otherwise acknowledged, (iii) if sent by hand delivery or overnight courier, when left at the address of the addressee addressed as above provided, and (iv) if given by telephone, when communicated to the individual or any member of the department specified as the individual or department to whose attention notices, communications and materials are to be given or delivered except that notices of a change of address, telecopier or telephone number or individual or department to whose attention notices, communications and materials are to be given or delivered shall not be effective until received; PROVIDED, HOWEVER, that notices to Agent pursuant to ARTICLE II shall be effective when received. Borrower agrees that Agent shall have no duty or obligation to verify or otherwise confirm telephonic notices given pursuant to ARTICLE II, and AGREES TO INDEMNIFY AND HOLD HARMLESS AGENT, ISSUING BANK, AND LENDERS FOR ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, AND EXPENSES RESULTING, DIRECTLY OR INDIRECTLY, FROM ACTING UPON ANY SUCH NOTICE.

   9.03. PARTIES IN INTEREST. All covenants and agreements contained in this Agreement and all other Loan Papers shall bind and inure to the benefit of the respective successors and assigns of the parties hereto. Each Lender may from time to time assign or transfer its interests hereunder pursuant to SECTION
9.04. No Obligor may assign or transfer any of its Rights or obligations hereunder without the prior written consent of Lenders and, if such Rights or obligation relate to any Letter of Credit or the Letter of Credit Facility, Issuing Bank.

   9.04.   ASSIGNMENTS AND PARTICIPATIONS.

   (a) Each Lender (an "ASSIGNOR") may assign its Rights and obligations as a Lender under the Loan Papers to one or more Eligible Assignees pursuant to an Assignment and Acceptance, so long as (i) each assignment shall be of a constant, and not a varying percentage of all Rights and obligations thereunder,
(ii) each Assignor shall obtain in each case the prior written consent of Agent and Borrower, (iii) each Assignee shall in each case pay a $2,500 processing fee to Agent, and (iv) no such assignment is for an amount less than $5,000,000. Within five Business Days after Agent receives notice of any such assignment, Borrower shall execute and deliver to Agent, in exchange for the Notes issued to Assignor, new Notes to the order of such Assignor and its assignee in amounts equal to their respective Specified Percentages of the Commitment. Such new Notes shall be dated the effective date of the assignment. It is


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

specifically acknowledged and agreed that on and after the effective date of each assignment, the assignee shall be a party hereto and shall have the Rights and obligations of a Lender under the Loan Papers.

   (b) Each Lender may sell participations to one or more Persons in all or any of its Rights and obligations under the Loan Papers; PROVIDED, HOWEVER, that
(i) such Lender's obligations under the Loan Papers shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of its Notes for all purposes of the Loan Papers, (iv) the participant shall be granted the Right to vote on or consent to only those matters described in SECTIONS 9.01(A), (B), (C) and (D), (v) each Obligor, Agent, Issuing Bank, and other Lenders shall continue to deal solely and directly with such Lender in connection with its Rights and obligations under the Loan Papers, and (vi) no such participation is for an amount less than $5,000,000.

   (c) Any Lender may, in connection with any assignment or participation, or proposed assignment or participation, disclose to the assignee or participant, or proposed assignee or participant, any information relating to any Obligor furnished to such Lender by or on behalf of any Obligor.

   (d) Notwithstanding any other provision set forth in this Agreement, (i) any Lender may at any time create a security interest in all or any portion of its Rights under this Agreement (including, without limitation, the Advances owing to it and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, and (ii) no participant of any Lender may further assign or participate any of its interest in the Loan Papers to any Person (except as may be required by Law or a Tribunal having authority over such participant).

   9.05.   SHARING OF PAYMENTS.  If any Lender shall obtain any payment
(whether voluntary, involuntary, through the exercise of any Right of set-off, or otherwise) on account of its Advances in excess of its Pro Rata share of payments made by Borrower, such Lender shall forthwith purchase participations in Advances made by the other Lenders as shall be necessary to share the excess payment Pro Rata with each of them; PROVIDED, HOWEVER, that if any of such excess payment is thereafter recovered from the purchasing Lender, its purchase from each Lender shall be rescinded and each Lender shall repay the purchase price to the extent of such recovery together with a Pro Rata share of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this SECTION 9.05 may, to the fullest extent permitted by Law, exercise all its Rights of payment (including the Right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

   9.06. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, Agent, Issuing Bank, and each Lender is hereby authorized at any time and from time to


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time, to the fullest extent permitted by Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Agent, Issuing Bank, or such Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement and the other Loan Papers, whether or not Agent, Issuing Bank, or any Lender shall have made any demand under this Agreement or the other Loan Papers, and even if such obligations are unmatured. Each of Agent, Issuing Bank, and each Lender shall promptly notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The Rights of Agent, Issuing Bank, and each Lender under this SECTION 9.06 are in addition to other Rights (including, without limitation, other Rights of set-off) which Agent, Issuing Bank, and such Lender may have.

   9.07.   COSTS, EXPENSES, AND TAXES.

   (a) Borrower agrees to pay on demand (i) all costs and expenses (including reasonable attorneys' fees and expenses) of Agent in connection with the preparation, negotiation, administration, interpretation, modification, amendment, waiver, and release of all Loan Papers, and (ii) all costs and expenses (including reasonable attorneys' fees and expenses) of Agent, Issuing Bank, and each Lender in connection with any restructuring, work-out, or collection of any portion of the Obligations or the enforcement of any Loan Papers.

   (b) In addition, Borrower shall pay any and all stamp, debt, and other
Taxes payable or determined to be payable in connection with any payment hereunder (other than Taxes on the overall net income of Agent, Issuing Bank, or any Lender or franchise Taxes or Taxes on capital or capital receipts of Agent, Issuing Bank, or any Lender), or the execution, delivery, or recordation of any Loan Papers, and agrees to save Agent, Issuing Bank, and each Lender harmless from and against any and all liabilities with respect to, or resulting from any delay in paying or omission to pay any Taxes in accordance with this SECTION 9.07, including any penalty, interest, and expenses relating thereto. All payments by Borrower or any Subsidiary of Borrower under any Loan Papers shall be made free and clear of and without deduction for any present or future Taxes (other than Taxes on the overall net income of Agent, Issuing Bank, or any Lender of any nature now or hereafter existing, levied, or withheld, or franchise Taxes or Taxes on capital or capital receipts of Agent, Issuing Bank, or any Lender), including all interest, penalties, or similar liabilities relating thereto. If Borrower shall be required by Law to deduct or to withhold any Taxes from or in respect of any amount payable hereunder, (i) the amount so payable shall be increased to the extent necessary so that, after making all required deductions and withholdings (including Taxes on amounts payable to Agent, Issuing Bank, or any Lender pursuant to this sentence), Agent, Issuing Bank, or any Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions or withholdings, and (iii) Borrower shall pay the full amount deducted or withheld to the relevant taxing authority in accordance with applicable Law. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this
SECTION 9.07 shall survive the execution of this Agreement, termination of the


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

Commitment, repayment of the Obligations, satisfaction of each agreement securing or assuring the Obligations and termination of this Agreement and each other Loan Paper.

     9.08. INDEMNIFICATION BY BORROWER. BORROWER AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS AGENT, ISSUING BANK, EACH LENDER AND THIS RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES, AND REPRESENTATIVES, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, EXPENSES, AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY OF THEM IN ANY WAY RELATING TO OR ARISING OUT OF ANY LOAN PAPERS (INCLUDING IN CONNECTION WITH OR AS A RESULT, IN WHOLE OR IN PART, OF THE NEGLIGENCE OF ANY OF THEM), ANY TRANSACTION RELATED HERETO OR THERETO, OR ANY ACT, OMISSION, OR TRANSACTION OF BORROWER AND ITS AFFILIATES WITH RESPECT HERETO AND THERETO, OR ANY OF THEIR DIRECTORS, PARTNERS, OFFICERS, AGENTS, EMPLOYEES, OR REPRESENTATIVES WITH RESPECT HERETO AND THERETO; PROVIDED, HOWEVER, THAT NONE OF AGENT, ISSUING BANK, OR ANY LENDER SHALL BE INDEMNIFIED, DEFENDED, AND HELD HARMLESS PURSUANT TO THIS SECTION 9.08 TO THE EXTENT OF ANY LOSSES OR DAMAGES WHICH BORROWER PROVES WERE CAUSED BY THE INDEMNIFIED PARTY'S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

     9.09. RATE PROVISION. It is not the intention of any party to any Loan Papers to make an agreement violative of the Laws of any applicable jurisdiction relating to usury. In no event shall any Obligor or any other Person be obligated to pay any amount in excess of the Maximum Amount. If Agent, Issuing Bank, or any Lender ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to Borrower or the other Person entitled thereto. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, each Obligor, Agent, Issuing Bank, and each Lender shall, to the maximum extent permitted under Applicable Laws, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest,
(b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations; PROVIDED that if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Agent, Issuing Bank, or Lenders, as appropriate, shall refund to Borrower the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, none or Agent, Issuing Bank, or any Lender shall be subject to any penalties provided by any Laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This SECTION 9.09 shall control every other provision of all

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agreements among the parties to the Loan Papers pertaining to the transactions contemplated by or contained in the Loan Papers.

     9.10. SEVERABILITY. If any provision of any Loan Papers is held to be illegal, invalid, or unenforceable under present or future Laws during the term thereof, such provision shall be fully severable, the appropriate Loan Paper shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, IN LIEU of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of such Loan Paper a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.

     9.11. EXCEPTIONS TO COVENANTS. No Obligor shall be deemed to be permitted to take any action or to fail to take any action that is permitted as an exception to any covenant in any Loan Papers, or that is within the permissible limits of any covenant, if such action or omission would result in a violation of any other covenant in any Loan Papers.

     9.12. COUNTERPARTS. This Agreement and the other Loan Papers may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. In making proof of any such agreement, it shall not be necessary to produce or account for any counterpart other than one signed by the party against which enforcement is sought.

     9.13.  GOVERNING LAW; WAIVER OF JURY TRIAL.

     (a) THIS AGREEMENT AND ALL OTHER LOAN PAPERS SHALL BE DEEMED TO BE CONTRACTS MADE IN DALLAS, TEXAS, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS) AND THE UNITED STATES OF AMERICA. WITHOUT EXCLUDING ANY OTHER JURISDICTION, BORROWER AGREES THAT THE STATE AND FEDERAL COURTS OF TEXAS LOCATED IN DALLAS, TEXAS, WILL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION HEREWITH. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE (WHETHER A CLAIM IN TORT, CONTRACT, EQUITY, OR OTHERWISE) ARISING UNDER OR RELATING TO THIS AGREEMENT, THE OTHER LOAN PAPERS, OR ANY RELATED MATTERS, AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

     (b) BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY LEGAL PROCESS UPON IT. BORROWER AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY REGISTERED MAIL (RETURN RECEIPT REQUESTED)

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

DIRECTED TO BORROWER AT ITS ADDRESS DESIGNATED FOR NOTICE UNDER THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL. NOTHING IN THIS SECTION 9.13 SHALL AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     9.14. RESTATEMENT. This Agreement restates in its entirety the Existing Agreement and is not intended as and shall not be construed as a release or novation of the obligations of each Obligor pursuant to the Existing Agreement.

     9.15. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     IN WITNESS WHEREOF, this First Restated Credit Agreement is executed as of the date first set forth above.

BORROWER:


                                    CAMERON  ASHLEY  BUILDING
                                    PRODUCTS, INC.


                                    By:
                                        ---------------------------------------
                                        ---------------,-----------------------
                                        (Print Name)       (Print Title)


AGENT:


                                    NATIONSBANK OF TEXAS, NATIONAL
                                    ASSOCIATION


                                    By:
                                        ---------------------------------------
                                        Joseph G. Taylor, Senior Vice President

CO-AGENT:
                                    ABN AMRO BANK, N.V., Atlanta Agency


                                    By:
                                        ---------------------------------------
                                        ---------------,-----------------------
                                        (Print Name)       (Print Title)


                                    By:
                                        ---------------------------------------
                                        ---------------,-----------------------
                                        (Print Name)       (Print Title)


ISSUING BANK:
                                    NATIONSBANK OF TEXAS, NATIONAL
                                    ASSOCIATION


                                    By:
                                        ---------------------------------------
                                        Joseph G. Taylor, Senior Vice President


LENDERS:
                                    NATIONSBANK OF TEXAS, NATIONAL
                                    ASSOCIATION


Specified Percentage:  40.00000%


                                    By:
                                        ---------------------------------------
                                        Joseph G. Taylor, Senior Vice President

                                    ABN AMRO BANK, N.V., Atlanta Agency


Specified Percentage:  33.33330%


                                    By:
                                        ---------------------------------------
                                        ---------------,-----------------------
                                        (Print Name)       (Print Title)


                                    FIRST INTERSTATE BANK OF TEXAS, N.A.


Specified Percentage:  13.33335%


                                    By:
                                        ---------------------------------------
                                        Ken Taylor, Assistant Vice President


                                    SUNTRUST BANK, ATLANTA


Specified Percentage:  13.33335%


                                    By:
                                        ---------------------------------------
                                        ---------------,-----------------------
                                        (Print Name)       (Print Title)


                                    By:
                                        ---------------------------------------
                                        ---------------,-----------------------
                                        (Print Name)       (Print Title)